                                                Filed pursuant to Rule 424(B)(2)
                                                SEC File No. 333-62442


PROSPECTUS SUPPLEMENT
(To prospectus dated June 13, 2001)

                           28,000,000 FELINE PRIDES(SM)
              (Initially Consisting of 28,000,000 Income PRIDES(SM))

                                 [LOGO OF EDS]

                      Electronic Data Systems Corporation

                                ---------------

      Electronic Data Systems Corporation is offering 28,000,000 FELINE PRIDES. The FELINE PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $50. Each Income PRIDES will include a purchase contract pursuant to which you will agree to purchase from us shares of our common stock on August 17, 2004, and we will make quarterly contract adjustment payments to you at the rate of 1.845% of the stated amount per year, as described in this prospectus supplement. Each Income PRIDES will also include $50 principal amount of our senior notes due August 17, 2006. The notes will bear interest at a rate of 5.78% per year, which rate is expected to be reset on or after May 17, 2004. The notes will not trade separately from the Income PRIDES unless and until substitution is made as described in this prospectus supplement.

      The Income PRIDES have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "EDSPrI," subject to official notice of issuance. On June 20, 2001, the last reported sale price of our common stock on the NYSE was $59.31 per share.

      Investing in the FELINE PRIDES involves risks that are described in the "Risk Factors Relating to the FELINE PRIDES" section beginning on page S-21 of this prospectus supplement.

                                ---------------

                                                           Per
                                                          Income
                                                          PRIDES     Total
                                                          ------     -----
     Public offering price(1)............................ $50.00 $1,400,000,000
     Underwriting discount...............................  $1.50    $42,000,000
     Proceeds, before expenses, to EDS................... $48.50 $1,358,000,000

    (1) Plus accrued interest and accumulated contract adjustment payments from June 26, 2001, if settlement occurs after that date

      The underwriters may also purchase up to an additional 4,200,000 Income PRIDES at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The Income PRIDES will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 26, 2001.

                                ---------------

                          Joint Book-Running Managers

Merrill Lynch & Co.                                         Salomon Smith Barney

                                ---------------

                                Co-Lead Manager

                           Credit Suisse First Boston

                                ---------------

            The date of this prospectus supplement is June 20, 2001.

(SM)Service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
About this Prospectus Supplement.........................................  S-3
Prospectus Supplement Summary............................................  S-4
Risk Factors Relating to the FELINE PRIDES............................... S-21
Use of Proceeds.......................................................... S-25
Price Range of Common Stock and Dividends................................ S-25
Capitalization........................................................... S-26
Accounting Treatment..................................................... S-27
Description of the FELINE PRIDES......................................... S-28
Description of the Purchase Contracts.................................... S-32
Certain Provisions of the Purchase Contract Agreement and the Pledge
 Agreement............................................................... S-44
Description of the Notes................................................. S-48
Certain Federal Income Tax Consequences.................................. S-53
Certain U.S. Federal Income Tax Consequences to Non-United States
 Holders................................................................. S-59
Underwriting............................................................. S-61
Legal Matters............................................................ S-64

                                   Prospectus

About this Prospectus....................................................    1
Electronic Data Systems Corporation......................................    1
Disclosure about Forward-Looking Statements..............................    1
Where You Can Find More Information......................................    2
Information We Incorporate by Reference..................................    2
Use of Proceeds..........................................................    4
Ratio of Earnings to Fixed Charges.......................................    4
Description of Debt Securities...........................................    5
Description of Capital Stock.............................................   18
Description of Depositary Shares.........................................   24
Description of Warrants..................................................   26
Description of Stock Purchase Contracts and Stock Purchase Units.........   27
Plan of Distribution.....................................................   29
Legal Matters............................................................   30
Experts..................................................................   30

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first is this prospectus supplement, which describes the specific terms of the securities we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the securities we are offering.

      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Electronic Data Systems Corporation," "EDS," "we," "us" and "our" or similar terms are to Electronic Data Systems Corporation, its predecessors and its subsidiaries.

                         PROSPECTUS SUPPLEMENT SUMMARY

      You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                      Electronic Data Systems Corporation

      We have been a leader in the global information technology (IT) services industry for almost 40 years. We provide strategy, implementation, and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address our clients' critical business imperatives. Our end-to-end portfolio of services integrates our four lines of business--Information Solutions, Business Process Management, E.solutions and A.T. Kearney--to help clients solve complex business issues and achieve results with technology.

Information Solutions

      Information Solutions, our largest line of business, encompasses our traditional IT outsourcing business. Information Solutions includes network and system operations, data management, applications development and field services, as well as Internet hosting and web site management. Our capabilities help clients align IT and operations with business strategy while ensuring predictable performance and costs. We have been a leader in the IT services industry for almost 40 years.

      Our Information Solutions services include:

    . Centralized Systems Management. We offer data processing services for stand-alone, midrange or high-end systems physically located in one or more controlled environments. These services include management services for traditional application processing environments, as well as specialized services such as web site hosting and data warehousing. These services help clients reduce risk, facilitate cost-effective growth, improve delivery, efficiency and quality, and enhance client-to-customer relationships.

    . Distributed Systems Management. We offer end-to-end services to plan, deploy, operate and refresh an enterprise's total distributed processing capability. These services operate within traditional laptop and desktop environments, as well as the emerging applications service provider model supported by network-based applications (often referred to as apps on taps). Benefits to clients for these services may include reduced cost of ownership, increased return on investment, transformation of PCs into information tools, increased speed to market and enhanced flexibility in business operations.

    . Communications Management. We define, develop and manage consistent voice, video, data, multi-service and other global communications services. These services facilitate electronic commerce, increase competitiveness and market opportunities, and improve information sharing through a client's supply and demand chain.

    . Application Services. We offer applications development and management services on an outsourced or out-tasked basis. These services range from outsourcing of all application development and management to implementation and management of EDS-owned or third party industry applications. Benefits to clients for these services include reduced costs, extended value of technology investments, information sharing and enhanced ability to adapt to market changes.

      Our Information Solutions line of business accounted for a substantial majority of our revenues in 2000, and we expect it to continue to account for a majority of our revenues in 2001.

Business Process Management

      Business Process Management, or BPM, is the outsourcing of one or more business processes or functions to an external provider. Our BPM line of business focuses on clients' business goals to enhance their customers' total satisfaction with delivery, performance, quality and cost.

      Our BPM services include:

    . Financial Process Management. We offer a full range of scalable services that enable clients to bridge the gap between paper and electronic payment processing environments. Our Financial Process Management offerings include credit card processing, ATM and kiosk transaction processing, debit and gateway authorization, check processing, remittance processing, mortgage and consumer loan processing, relocation services, and a wide variety of document management services. These services are aimed at several different types of clients, including banks and other lending institutions, card issuing institutions, merchants and merchant acquiring banks, as well as medium-to-large-size billers from multiple industries.

    . Administrative Process Management. With more than 30 years of experience, we provide end-to-end services for city, state and federal programs that operate in conjunction with a program's overall strategy to improve and increase efficiency. We provide solutions to improve business processes around Medicaid and Medicare claims administration, electronic traffic enforcement, and alarm tracking and billing services. We also provide decision support services, fraud and abuse detection services, registry and tracking services for vaccines and immunizations, and pharmacy benefit management services. In the private sector, we provide improvement services to clients to enhance and manage policyholder services for both life and property and casualty insurance companies.

    . Customer Relationship Management. Our expert management of customer interactions enables clients to develop individual customer relationships, build brand loyalty, and improve customer acquisition, retention and lifetime value. We are a global leader in Customer Relationship Management (CRM), supporting hundreds of clients with their end-to-end capabilities across the areas of customer interaction centers, customer intelligence, fulfillment and distribution services. Together with our three other lines of business, we provide the full range of CRM services, from management consulting and systems integration to ongoing business process management and outsourcing.

E.solutions

      E.solutions is our global solutions consulting line of business. E.solutions provides innovative and scalable solutions that enable clients to benefit from business opportunities in today's digital economy. This unit encompasses a complete continuum of solutions consulting services, from enterprise strategy through application design, development and deployment; from package selection through implementation and integration; and from infrastructure assessment through design and deployment.

      E.solutions' offering framework revolves around the management and deployment of disciplines, competencies and capabilities within three major areas: Enterprise Consulting; bluesphere; and Digital Value Chain.

    . Enterprise Consulting. Enterprise Consulting applies knowledge disciplines to transform enterprises with the following services:
       Industry Consulting, offering a synthesis of seasoned, experienced government, healthcare, retail, manufacturing and finance thought leadership, expertise, methodologies, tools, approach and technology service capabilities worldwide; Business Innovation Consulting, providing expertise in strategy, technology planning and architecture, alignment, performance management and planning; Program Management Consulting, designed to establish structure and process that effectively support multiple initiatives to ensure that business objectives and strategic goals are completely realized; and Digital Learning, which includes a complete range of services assembled for organizations that intend to use learning as a strategic advantage in a fast-paced global market.

    . bluesphere. bluesphere utilizes technology and infrastructure disciplines to transform enterprises. The unit's Net Applications offerings specialize in creative Internet and interactive application development, including the following interactive solutions: Net Marketing, including development and implementation of strategic web plans, management of digital branding and fostering Web-based marketing efforts to attract, retain and maximize customer relationships; Net Design, which helps clients develop custom web-based solutions; Net Source, which includes outsourcing the needs of an enterprise through a comprehensive management program that coordinates all of the services required to deliver full web capabilities; and Net Mobility, which provides access to applications and customer assistance for devices such as web-ready cellular phones and personal digital assistants. bluespere's Information Assurance Services protect against cyber threats while enabling ebusiness opportunities. These services include assessment, protection, verification, and training solutions for data, infrastructure, and systems, and continuous security monitoring and management that anticipate and react to all types of security threats. Other offerings include Messaging Services, such as service migration/upgrade, systems integration/coexistence, hosted mailboxes, messaging system enhancements, directory services, email content validation, administration optimization, and collaborative solutions, and Microsoft Consulting.

    . Digital Value Chain. Digital Value Chain leverages E.solutions deep knowledge of third party applications implementation and integration with business process and supply chain disciplines to transform enterprises with the following services: Supply Chain, which assists clients in the creation of extended supply chains that are inherently more efficient; Enterprise Resource Planning, which offers planning, implementation, optimization and hosting services for enterprise application systems; Customer Relationship Management, which provides a suite of comprehensive service offerings to help clients plan, design, implement and operate their customer care programs, including channel integration, marketing and sales automation, customer care solutions, business intelligence, knowledge management and full integration of front and back office functions; Net Markets, an end-to-end solution that brings buyers and suppliers together in an electronic community providing efficient matching and value-added services; and Integration Services, which enable clients to integrate their e-business environment with value-added solutions, applications, systems and business processes across the global extended enterprise.

A.T. Kearney

      A.T. Kearney is a leading global management consultancy that we acquired in 1995. The firm provides clients with high-value management consulting services, including strategy and organization, operations and technology consulting, as well as executive search services. A.T. Kearney addresses top management and CEO issues through delivery of leading-edge solutions to complex problems.

      A.T. Kearney serves clients through practice teams focused on major industries, including aerospace and defense, automotive, communications/high tech, consumer industries and retail, financial institutions, pharmaceuticals/health care, process industries, transportation and utilities. Among the services provided by A.T. Kearney are:

    . Strategy and Organization Consulting. A.T. Kearney's global Strategy and Organization practice includes a broad spectrum of strategic services and specializes in merger integration/M&A and value building-growth.

    . Operations Consulting. A.T. Kearney's Operations practice includes services for all phases of operations, with exceptional expertise in strategic sourcing, operations and process management, and supply chain management.

    . Technology Consulting. A.T. Kearney's technology practice provides services in e-strategy, strategic information technology, enterprise transformation, and applications and technology.

    . A.T. Kearney Executive Search. The search division helps companies seek and retain senior-level executives. It is organized with specialty practices in major industries and functional areas.

Revenues

      Our fees are generally paid pursuant to contracts with our clients. These contracts may provide for both fixed- and variable-fee arrangements. The terms of our client contracts generally range from less than one year in the high-value consulting business to up to ten years in our IT outsourcing business. Other than General Motors Corporation, no one client accounted for more than 10% of our total revenues in any of the past three years. Approximately 42% of our 2000 revenues were generated outside the United States.

Recent Developments

      In March 2001, we agreed to acquire the airline infrastructure outsourcing business of Sabre Holdings Corporation, as well as its internal information technology infrastructure, for approximately $670 million in cash. Additionally, Sabre will outsource the management of its information technology system to us. As part of the transaction, we would acquire Sabre's outsourcing contracts with American Airlines and US Airways. Combined with our existing airline customers, these contracts would make us the largest provider of information technology services to the airline industry. We expect to close the transaction in mid-2001. We believe that this acquisition would be neutral to our earnings for the remainder of 2001 and accretive in 2002.

      In April 2001, we agreed to acquire Systematics AG, a leading German information technology services firm, for approximately $570 million, of which approximately 25% would be paid in the form of EDS common stock and the remainder in cash. In May 2001 we completed our tender offer for the Systematics shares held by the public, and as of the date of this prospectus supplement hold approximately 31% of the outstanding Systematics shares. Upon the initial closing of the shares subject to our agreements with the private holders of Systematics, which is expected to occur on July 2, 2001, we would control a majority of the Systematics shares and, upon the purchase of the remaining shares covered by those agreements, which is expected to occur not later than January 2002, we would hold approximately 97% of the Systematics shares. We believe that this acquisition will be neutral to our earnings for the remainder of 2001 and accretive in 2002.

      In May 2001, we agreed to acquire Structural Dynamics Research Corporation ("SDRC") for approximately $950 million in cash. We also announced our offer to purchase the 14% minority interest in our Unigraphics Solutions subsidiary held by the public at a purchase price of $27 per share or $170 million in the aggregate. A committee comprised of independent directors of Unigraphics Solutions has been appointed to consider the fairness of such proposed transaction to the public shareholders. Excluding a one-time, acquisition-related charge, the two transactions are expected to be slightly dilutive to earnings in the fourth quarter of 2001 and in 2002. Under recently proposed accounting standards for business combinations the transactions would be neutral to earnings in 2001 and accretive in 2002 and thereafter.

      As of December 31, 2000, we employed approximately 122,000 persons. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024. Our telephone number is (972) 604-6000.

                               The Offering--Q&A

What are FELINE PRIDES?

      The FELINE PRIDES consist of units referred to as Income PRIDES and Growth PRIDESSM. The FELINE PRIDES offered will initially consist of 28,000,000 Income PRIDES (32,200,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $50. From each Income PRIDES, the holder may create a Growth PRIDES, as described below.

What are the components of Income PRIDES?

      Each Income PRIDES will consist of a purchase contract and, initially, $50 principal amount of our notes. The note that is a component of each Income PRIDES is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio will replace the note as a component of each Income PRIDES and will be pledged to us to secure your obligations under the purchase contract.

What is a purchase contract?

      Each purchase contract underlying a FELINE PRIDES obligates the holder of the purchase contract to purchase, and obligates us to sell, on August 17, 2004, for $50, a fraction of a newly issued share of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under "Description of the Purchase Contracts--Anti-Dilution Adjustments," as follows:

    . if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $71.47, the settlement rate will be 0.6996;

    . if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value; and

    . if the applicable market value is less than or equal to the reference price, the settlement rate will be 0.8430.

      "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004. The "reference price" is $59.31, which is the last reported sale price of our common stock on the NYSE on June 20, 2001.

      At the option of each holder, a purchase contract may be settled early upon the occurrence of certain corporate transactions, in which case 0.6996 shares of common stock will be issued per purchase contract.

What are Growth PRIDES?

      Growth PRIDES are FELINE PRIDES consisting of a purchase contract and a 1/20, or 5.0%, undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on August 15, 2004. The interest in the Treasury security that is a component of each Growth PRIDES will be pledged to us to secure the holder's obligations under the purchase contract.

How can I create Growth PRIDES from Income PRIDES?

      Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related notes held by the collateral agent zero-coupon Treasury securities that mature on August 15, 2004 in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PRIDES and the applicable notes will be released to the holder. Because U.S. Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 20 Income PRIDES. However, if the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES may make this substitution only in multiples of 80,000 Income PRIDES, at any time on or prior to the second business day immediately preceding August 17, 2004. Holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

How can I recreate Income PRIDES from Growth PRIDES?

      Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such notes equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 20 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding August 17, 2004, but using the applicable ownership interest of the Treasury portfolio instead of notes and only in integral multiples of 80,000 Growth PRIDES.

What payments am I entitled to as a holder of Income PRIDES?

      Holders of Income PRIDES will be entitled to receive total cash distributions at a rate of 7.625% of the stated amount per year, payable quarterly in arrears. These cash distributions will consist of interest on the related notes or distributions on the applicable ownership interest of the Treasury portfolio at the rate of 5.78% of the stated amount per year and distributions of contract adjustment payments payable by us at the rate of 1.845% of the stated amount per year, subject to our right to defer the payment of such contract adjustment amounts. Each Income PRIDES has a stated amount of $50. In addition, original issue discount, or OID, for United States federal income tax purposes will accrue on each related note. We are not entitled to defer interest payments on the notes.

What payments am I entitled to if I convert my Income PRIDES to Growth PRIDES?

      Holders of Growth PRIDES will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of 1.845% of the stated amount of $50 per year, subject to our rights of deferral described herein. In addition, OID will accrue on each related Treasury security.

Does EDS have the option to defer current payments?

      We have the right to defer the payment of contract adjustment payments until no later than August 17, 2004. However, such deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 7.625% per year (equal to the rate on the notes plus the rate of contract adjustment payments on the purchase contracts) until paid, compounded quarterly, to but excluding August 17, 2004. We are not entitled to defer payments of interest on the notes. In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and will not permit any subsidiary of ours to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock.

What are the payment dates for the Income PRIDES?

      The current payments described above in respect of the Income PRIDES will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2001. In the case of contract adjustment payments, the payments will be payable to but excluding the earlier of August 17, 2004 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the notes are described below under the questions and answers beginning with "What interest payments will I receive on the notes?"

What is remarketing?

      The notes of Income PRIDES holders will be remarketed on the third business day immediately preceding May 17, 2004. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our common stock under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the notes will automatically be applied to satisfy the Income PRIDES holders' obligations to purchase common stock under the purchase contracts.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

      If the remarketing of the notes on the third business day preceding May 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the notes will continue to be a component of Income PRIDES and another remarketing will be attempted on the third business day preceding August 17, 2004, as described below.

      The notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day before August 17, 2004 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding August 17, 2004. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of these notes. The portion of the proceeds from the remarketing equal to the total principal amount of the notes will automatically be applied to satisfy in full the Income PRIDES holder's obligations to purchase common stock under the related purchase contracts.

      The remarketing agent will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

      If the remarketing of the notes on the third business day preceding August 17, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holder's obligation to purchase common stock under the related purchase contracts.

What is the Treasury portfolio?

      The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

    . interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2004 in an aggregate amount equal to the principal amount of the notes included in the Income PRIDES, and

    . with respect to the scheduled interest payment date on the notes that occurs on August 17, 2004, in the case of a successful remarketing of the notes, or with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before August 17, 2004, in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the notes included in the Income PRIDES assuming no reset of the interest rate on the notes.

If I am not a party to a purchase contract, may I still participate in a remarketing of my notes?

      Holders of notes that are not components of Income PRIDES may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent.

Besides participating in a remarketing, how else will my obligations under the purchase contracts be satisfied?

      Holders of FELINE PRIDES may satisfy their obligations, or their obligations will be terminated, under the purchase contracts

    . through early settlement upon the occurrence of certain corporate transactions by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

    . in the case of holders of Income PRIDES, by settling the related purchase contracts with cash on the third business day prior to August 17, 2004 with prior notification to the purchase contract agent; or

    . without any further action, upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

      If the holder of a FELINE PRIDES settles a purchase contract early upon the occurrence of a corporate transaction, or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What interest payments will I receive on the notes?

      Interest payments on the notes will be payable initially at the annual rate of 5.78% of the principal amount of $50 per note to, but excluding, May 17, 2004, or August 17, 2004 if the interest rate is not reset three business days prior to May 17, 2004. Following a reset of the interest rate three business days prior to May 17, 2004 or three business days prior to August 17, 2004, the notes will bear interest from May 17, 2004, or August 17, 2004, as applicable, at the reset rate to, but excluding, August 17, 2006. In addition, OID for United States federal income tax purposes will accrue on the notes.

What are the payment dates on the notes?

      Interest payments will be payable quarterly in arrears on each February 17, May 17, August 17 and November 17, commencing August 17, 2001.

When will the interest rate on the notes be reset?

      Unless a tax event redemption has occurred, the interest rate on the notes will be reset on the third business day immediately preceding May 17, 2004, and such reset rate will become effective on May 17, 2004. However, if the remarketing of the notes on the third business day immediately preceding May 17, 2004 results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding August 17, 2004, and such reset rate will become effective on August 17, 2004. If the remarketing of the notes on the third business day immediately preceding August 17, 2004 also results in a failed remarketing, the interest rate will not be reset.

What is the reset rate?

      In the case of a reset on the third business day immediately preceding May 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding August 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the notes be redeemed?

      The notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the notes, which we refer to as a tax event redemption, prior to August 17, 2004, investors that own Income PRIDES will own the applicable ownership interest of the Treasury portfolio as a component of their Income PRIDES.

What are the federal income tax consequences related to the Income PRIDES, Growth PRIDES and notes?

      We intend to treat the notes as contingent payment debt instruments that are subject to the contingent payment rules for United States federal income tax purposes. Accordingly, through May 17, 2004, and possibly thereafter, a holder of Income PRIDES or notes would be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and would generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of the notes or of the Income PRIDES, to the extent such income is allocable to the notes. A beneficial owner of Growth PRIDES will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes, a beneficial owner of Income PRIDES will be required to include in gross income its allocable share of OID on the Treasury portfolio as it accrues on a constant yield to maturity basis.

What are the rights and privileges of the common stock?

      The shares of common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of our common stock in this prospectus supplement under the heading "Risk Factors Relating to the FELINE PRIDES" and in the accompanying prospectus under the heading "Description of Capital Stock."

What are the uses of proceeds from the offering?

      We expect to use the net proceeds from this offering of Income PRIDES (approximately $1.358 billion, or approximately $1.561 billion if the underwriters exercise their overallotment option in full) to fund a portion of our recently announced acquisitions described under the heading "--Recent Developments." Pending any specific application, we expect to invest the net proceeds from this offering in short-term marketable securities or apply them to the reduction of short-term indebtedness. As of March 31, 2001, we had $602.6 million in outstanding commercial paper borrowings at a weighted average interest rate of approximately 5.24% and $34.8 million outstanding under our short-term line of credit at a weighted average interest rate of approximately 5.15%. Commercial paper borrowings and other short-term debt are used to fund the working capital needs of our operations.

      On June 6, 2001, we filed a shelf registration statement which allows us to offer up to $4.0 billion of our securities from time to time, of which this offering is a part. The aggregate cost of our recently announced acquisitions is estimated at approximately $2.4 billion. We currently anticipate issuing additional securities to fund the remaining cost of these acquisitions.

                       The Offering--Explanatory Diagrams

      The following diagrams demonstrate some of the key features of the purchase contracts, the notes, the Income PRIDES and the Growth PRIDES, and the transformation of Income PRIDES into Growth PRIDES and separate notes. The prices and percentages below are for illustration only. There can be no assurance that the actual prices and percentages will be limited by the range of prices and percentages shown. The following diagrams also assume that the notes are successfully remarketed, the interest rate on the notes is reset on the third business day immediately preceding May 17, 2004 and early settlement does not apply. For clarity, the following diagrams also use approximate maturity and other dates.

Purchase Contract

      Income PRIDES and Growth PRIDES both include a purchase contract under which the investor agrees to purchase shares of our common stock at the end of three years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

   [GRAPHICS: VALUE OF SHARES DELIVERED AT MATURITY AND PERCENTAGE OF SHARES
                             DELIVERED AT MATURITY]

--------
(1) For each of the percentage categories shown, the percentage of shares to be delivered upon settlement to an investor in Income PRIDES or Growth PRIDES is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $50, the stated amount, divided by the reference price.
(2) If the applicable market value of our common stock is less than or equal to $59.31, the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004.
(3) If the applicable market value of our common stock is between $59.31 and $71.47, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.
(4) If the applicable market value of our common stock is greater than or equal to $71.47, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.
(5) The "reference price" is $59.31, which is the last reported sales price of the common stock on the NYSE on June 20, 2001.
(6) The "threshold appreciation price" is equal to $71.47.

Income PRIDES

      Each Income PRIDES consists of two components as described below:

                    [GRAPHICS: COMPONENTS OF INCOME PRIDES]

    . The investor owns the note but will pledge it to us to secure its obligations under the purchase contract.

    . Following the remarketing of the notes, the applicable ownership interest in the Treasury portfolio will replace the note as a component of the Income PRIDES.

Growth PRIDES

      Each Growth PRIDES consists of two components as described below:

                    [GRAPHICS: COMPONENTS OF GROWTH PRIDES]

    . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

Notes

      The notes have the terms described below:

                         [GRAPHICS: TERMS OF THE NOTES]

Transforming Income PRIDES into Growth PRIDES and Notes

    . To create a Growth PRIDES, the investor separates an Income PRIDES into its components--the purchase contract and the note--and then combines the purchase contract with a zero coupon Treasury security that matures concurrently with the maturity of the purchase contract.

    . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

    . The Treasury security together with the purchase contract constitutes a Growth PRIDES. The note, which is no longer a component of the Income PRIDES, is tradeable as a separate security.
        [GRAPHICS: THE TRANSFORMATION OF INCOME PRIDES TO GROWTH PRIDES]

    . Following the remarketing of the notes or a tax event redemption, upon the transformation of an Income PRIDES into a Growth PRIDES, the applicable ownership interest in the Treasury portfolio, rather than the note, will be released to the holder and will trade separately.

    . The investor can also transform Growth PRIDES and notes into Income PRIDES. Following that transformation, the Treasury security, which is no longer a component of the Growth PRIDES, is tradeable as a separate security.

    . The transformation of Income PRIDES into Growth PRIDES and notes, and the transformation of Growth PRIDES and notes into Income PRIDES, requires certain minimum amounts of securities, as more fully provided in this prospectus supplement.

                   Summary Consolidated Financial Information

      The following table sets forth summary consolidated financial information for each of the fiscal years in the five-year period ended December 31, 2000 as well as for the three-month periods ended March 31, 2001 and 2000. The summary consolidated financial information for the three-month periods ended March 31, 2001 and 2000 are derived from our unaudited financial statements which, in our opinion, include all adjustments, consisitng of normal recurring adjustments, necessary for a fair presentation of such information. When you read this summary consolidated financial information and other data, you should also read the historical financial statements and accompanying notes that we have included in our annual report on Form 10-K for the year ended December 31, 2000 and our quarterly report on Form 10-Q for the quarter ended March 31, 2001. You can obtain these reports by following the instructions we provide under "Where You Can Find More Information" in the accompanying prospectus.

                            Three Months
                                Ended
                              March 31,                  Years Ended December 31,
                          ------------------ ---------------------------------------------------
                            2001      2000     2000       1999      1998      1997       1996
                          --------  -------- ---------  --------- --------- ---------  ---------
                                         (in millions, except per share data)
Consolidated Statements
 of Income Data:
Revenues(1).............  $4,987.3  $4,576.4 $19,226.8  $18,731.3 $17,242.9 $15,370.1  $14,494.7
Costs and expenses
 Cost of revenues.......   4,082.7   3,782.3  15,630.6   15,367.7  14,290.1  12,298.6   11,505.8
 Selling, general and
  administrative........     462.3     419.8   1,775.5    1,852.6   1,837.9   1,528.3    1,403.3
 Restructuring and other
  charges...............       --        --        2.5    1,038.3      48.1     329.6      789.5
                          --------  -------- ---------  --------- --------- ---------  ---------
Total costs and
 expenses(2)............   4,545.0   4,202.1  17,408.6   18,258.6  16,176.1  14,156.5   13,698.6
                          --------  -------- ---------  --------- --------- ---------  ---------
Operating income........     442.3     374.3   1,818.2      472.7   1,066.8   1,213.6      796.1
Other income
 (expense)(3)...........     292.1      77.1     (18.2)     185.0      66.9     (72.0)    (122.0)
                          --------  -------- ---------  --------- --------- ---------  ---------
Income before income
 taxes and cumulative
 effect of a change in
 accounting principle...     734.4     451.4   1,800.0      657.7   1,133.7   1,141.6      674.1
Provision for income
 taxes..................     264.4     162.5     656.7      236.8     390.3     411.0      242.6
                          --------  -------- ---------  --------- --------- ---------  ---------
Income before cumulative
 effect of a change in
 accounting principle...     470.0     288.9   1,143.3      420.9     743.4     730.6      431.5
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(4)........     (23.9)      --        --         --        --        --         --
                          --------  -------- ---------  --------- --------- ---------  ---------
Net income..............  $  446.1  $  288.9 $ 1,143.3  $   420.9 $   743.4 $   730.6  $   431.5
                          ========  ======== =========  ========= ========= =========  =========
Basic earnings per share
 of common stock
Income before cumulative
 effect of a change in
 accounting principle...  $   1.01  $   0.62 $    2.45  $    0.87 $    1.51 $    1.49  $    0.89
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(4)........     (0.05)      --        --         --        --        --         --
                          --------  -------- ---------  --------- --------- ---------  ---------
Net income..............  $   0.96  $   0.62 $    2.45  $    0.87 $    1.51 $    1.49  $    0.89
                          ========  ======== =========  ========= ========= =========  =========
Diluted earnings per
 share of common stock
Income before cumulative
 effect of a change in
 accounting principle...  $   0.98  $   0.60 $    2.40  $    0.85 $    1.50 $    1.48  $    0.88
Cumulative effect on
 prior years of a change
 in accounting for
 derivatives, net of
 income taxes(4)........     (0.05)      --        --         --        --        --         --
                          --------  -------- ---------  --------- --------- ---------  ---------
Net income..............  $   0.93  $   0.60 $    2.40  $    0.85 $    1.50 $    1.48  $    0.88
                          ========  ======== =========  ========= ========= =========  =========
Cash dividends per share
 of common stock........  $   0.15  $   0.15 $    0.60  $    0.60 $    0.60 $    0.60  $    0.60
                          ========  ======== =========  ========= ========= =========  =========


                              Three Months
                                  Ended
                                March 31,                      Years Ended December 31,
                          --------------------- ------------------------------------------------------
                             2001       2000       2000       1999       1998       1997       1996
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Consolidated Balance
Sheet Data:
Cash and cash
 equivalents............  $    305.3 $    558.0 $    392.5 $    506.4 $  1,038.8 $    677.4 $    879.9
Total assets............    13,282.1   12,488.4   12,700.3   12,522.3   11,526.1   11,174.1   11,192.9
Current portion of long-
 term debt..............        42.5      381.0       12.9      493.6       47.7      109.5      133.3
Long-term debt, less
 current portion........     3,037.8    2,485.5    2,585.6    2,215.7    1,184.3    1,790.9    2,324.3
Redeemable preferred
 stock of subsidiaries,
 minority interests and
 other long-term
 liabilities............       605.9      466.4      528.7      507.8      405.9      341.4      493.3
Total shareholders'
 equity.................     5,278.0    4,605.1    5,138.7    4,534.6    5,916.5    5,309.4    4,783.1

                           Three Months Ended
                                March 31,                      Years Ended December 31,
                          --------------------- ------------------------------------------------------
                             2001       2000       2000       1999       1998       1997       1996
                          ---------- ---------- ---------- ---------- ---------- ---------- ----------
Other Data:
Ratio of earnings to
 fixed charges..........     6.4x       4.6x       4.4x       2.3x       3.6x       3.8x       2.8x

--------
(1) Reflects a $200.0 million negative revenue adjustment resulting primarily from a legal dispute with a client and a gain of $69.0 million related to the sale of a portion of our leasing portfolio during the year ended December 31, 1998.
(2) Reflects a $24.2 million charge related to acquired in-process R&D and a net reversal of previously recorded accruals of $21.7 million related to restructuring activities during the year ended December 31, 2000; a $1,038.3 million restructuring and other charge, net of previously recorded accruals, during the year ended December 31, 1999; a $49.4 million charge related to senior executive retirements, a $42.5 million charge related to acquired in-process R&D, a $27.8 million charge for asset write-downs, and a positive adjustment of $22.2 million to reverse accruals related to previously recorded restructuring charges during the year ended December 31, 1998; a $329.6 million charge related to restructuring activities and other charges during the year ended December 31, 1997; and a $789.5 million charge related to restructuring activities and other charges during the year ended December 31, 1996.
(3) Reflects a $315.5 million gain resulting from the reclassification of certain available-for-sale securities into the trading securities classification for the three months ended March 31, 2001; a gain of $97.6 million resulting from the disposition of certain investments during the three months ended March 31, 2000 and the year ended December 31, 2000; a gain of $199.5 million resulting from the disposition of certain investments during the year ended December 31, 1999; a gain of $49.6 million resulting from the sale of stock of a subsidiary during the year ended December 31, 1998; and one-time split-off costs of $45.5 million during the year ended December 31, 1996.
(4) Reflects the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, comprised of a $37.4 million charge to income before a tax benefit of $13.5 million.

                   RISK FACTORS RELATING TO THE FELINE PRIDES

      Before purchasing the FELINE PRIDES, you should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the FELINE PRIDES.

You assume the risk that the market value of our common stock may decline.

      Although as a holder of FELINE PRIDES you will be the beneficial owner of the related notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Prior to August 17, 2004, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the principal of the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the notes, in the case of Income PRIDES, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified number of shares of our common stock on your behalf. The market value of the common stock that you receive on August 17, 2004 may not equal or exceed the effective price per share of $59.31 paid by you for our common stock when you purchased your FELINE PRIDES. If the applicable market value of the common stock is less than $59.31, the aggregate market value of the common stock issued to you pursuant to each purchase contract on August 17, 2004 will be less than the effective price per share paid by you for the common stock when you purchased your FELINE PRIDES. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the FELINE PRIDES is less than that provided by a direct investment in our common stock.

      Your opportunity for equity appreciation afforded by investing in the FELINE PRIDES is less than your opportunity for equity appreciation if you invested directly in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on August 17, 2004 (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share of $59.31 paid by you for our common stock when you purchased your FELINE PRIDES if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 20.5% over $59.31). This situation occurs because in this event, you would receive on August 17, 2004 only approximately 83.0% (the percentage equal to $59.31 divided by the threshold appreciation price) of the shares of common stock that you would have received if you had made a direct investment in the common stock on the date of this prospectus supplement.

The trading prices for the FELINE PRIDES will be directly affected by the trading prices of our common stock.

      The trading prices of Income PRIDES and Growth PRIDES in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the FELINE PRIDES, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the FELINE PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, notes and our common stock.

If you hold FELINE PRIDES, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

      If you hold FELINE PRIDES, you will not be entitled to any rights with respect to the common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock upon settlement of FELINE PRIDES on August 17, 2004, or as a result of early settlement upon the occurrence of a corporate transaction, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws in connection with a recapitalization of EDS and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

      The number of shares of common stock that you are entitled to receive on August 17, 2004, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on August 17, 2004 or as a result of early settlement of a purchase contract, for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on August 17, 2004 to the price of the common stock, such other events may adversely affect the trading price of Income PRIDES or Growth PRIDES.

The secondary market for the FELINE PRIDES may be illiquid.

      It is not possible to predict how Income PRIDES, Growth PRIDES or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our Income PRIDES, our Growth PRIDES or the notes. The Income PRIDES have been approved for listing on the NYSE, subject to official notice of issuance. If the Growth PRIDES or the notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we may endeavor to cause the Growth PRIDES or notes to be listed on the exchange on which the Income PRIDES are then listed. There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES, the Growth PRIDES or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for notes or notes for Treasury securities, thereby converting your Income PRIDES to Growth PRIDES or your Growth PRIDES to Income PRIDES, as the case may be, the liquidity of Income PRIDES or Growth PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of your election to create Growth PRIDES by substituting collateral, which could cause the number of Income PRIDES to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PRIDES be outstanding at any time.

Your rights to the pledged securities will be subject to our security interest.

      Although you will be the beneficial owner of the related notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to First Union Trust Company, National Association, as the collateral agent, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of
Section 362 of the Bankruptcy Code.

We May Redeem the Notes Upon the Occurrence of a Tax Event.

      We have the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time before August 17, 2006 if a tax event occurs and continues under the circumstances described in this prospectus supplement. If we exercise this option, we will redeem the notes at the redemption price plus accrued and unpaid interest, if any. If we redeem the notes, we will pay the redemption price in cash to the holders of the notes. If the tax event redemption occurs before May 17, 2004, or before August 17, 2004 if the notes are not successfully remarketed on the third business day immediately preceding May 17, 2004, the redemption price payable to you as a holder of the Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Income PRIDES. If your notes are not components of Income PRIDES, you will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the Income PRIDES if we substitute the Treasury portfolio as collateral in place of any notes so redeemed. A tax event redemption will be a taxable event to the holders of the notes.

The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

      The purchase contract agreement between the purchase contract agent and us will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The notes constituting a part of the Income PRIDES will be issued pursuant to an indenture, which has been qualified under the Trust Indenture Act. Accordingly, if you hold FELINE PRIDES, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a note included in an Income PRIDES. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

    . disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

    . provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

    . the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

The United States Federal Income Tax Consequences of the Purchase, Ownership and Disposition of the FELINE PRIDES are Unclear.

      No statutory, judicial or administrative authority directly addresses the treatment of the FELINE PRIDES or instruments similar to the FELINE PRIDES for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of FELINE PRIDES are not entirely clear. In addition, any gain on the disposition of a note prior to the purchase contract settlement date generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see "Prospectus Supplement Summary--The Offering--Q & A."

Because the notes will be issued with original issue discount, you will have to include interest in your taxable income before you receive cash.

      The notes will be issued with original issue discount for United States federal income tax purposes. Original issue discount will accrue from the issue date of the notes and will be included in your gross income for United States income tax purposes before you receive a cash payment to which the income is attributable.

The trading price of the notes may not fully reflect the value of their accrued but unpaid interest.

      The notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

                                USE OF PROCEEDS

      We estimate that the net proceeds from the sale of Income PRIDES in this offering will be approximately $1.358 billion (approximately $1.561 billion if the underwriters exercise their overallotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund a portion of our recently announced acquisitions described under the heading "Prospectus Supplement Summary--Recent Developments." Pending any specific application, we expect to invest the net proceeds from this offering in short-term marketable securities or apply them to the reduction of short-term indebtedness. As of March 31, 2001, we had $602.6 million in outstanding commercial paper borrowings at a weighted average interest rate of approximately 5.24% and $34.8 million outstanding under our short-term line of credit at a weighted average interest rate of approximately 5.15%. Commercial paper borrowings and other short-term debt are used to fund the working capital needs of our operations.

      On June 6, 2001, we filed a shelf registration statement which allows us to offer up to $4.0 billion of our securities from time to time, of which this offering is a part. The aggregate cost of our recently announced acquisitions is estimated at approximately $2.4 billion. We currently anticipate issuing additional securities to fund the remaining cost of these acquisitions.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

      Our common stock trades on the NYSE under the symbol "EDS." The following table sets forth on a per share basis the high and low sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system during the periods indicated.

                                                                   High   Low
                                                                  ------ ------
1999
  First Quarter.................................................. $53.94 $44.13
  Second Quarter.................................................  59.94  46.88
  Third Quarter..................................................  67.38  52.38
  Fourth Quarter.................................................  70.00  47.88
2000
  First Quarter..................................................  76.00  58.38
  Second Quarter.................................................  73.25  38.67
  Third Quarter..................................................  51.88  38.94
  Fourth Quarter.................................................  60.00  39.44
2001
  First Quarter..................................................  67.40  50.90
  Second Quarter (through June 20, 2001).........................  66.35  51.94

      On June 20, 2001, the last reported sale price of our common stock on the NYSE was $59.31 per share. As of June 13, 2001, there were approximately 160,110 holders of record of our common stock.

      We declared quarterly dividends on our common stock at the rate of $0.15 per share for each quarter of 1999 and 2000, as well as the first two quarters of 2001.

                                 CAPITALIZATION

      The following table sets forth our cash and cash equivalents and capitalization at March 31, 2001 and our capitalization as adjusted to reflect the sale of 28,000,000 FELINE PRIDES and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." When you read this data, you should also read the detailed information and financial statements appearing in documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                           March 31, 2001
                                                         -------------------
                                                                       As
                                                          Actual    Adjusted
                                                         ---------  --------
                                                            (dollars in
                                                             millions)
Cash and cash equivalents............................... $   305.3  $1,025.4
                                                         =========  ========
Commercial paper........................................ $   602.6  $    --
Notes payable, fixed rate, net of discount..............   2,140.3   2,140.3
Short-term line of credit...............................      34.8       --
FELINE PRIDES senior notes..............................       --    1,400.0
Other...................................................     302.6     302.6
                                                         ---------  --------
Total debt..............................................   3,080.3   3,842.9
Redeemable preferred stock of subsidiaries, minority
 interests and other long-term liabilities..............     605.9     675.6(1)
Shareholders' equity
  Preferred stock, $.01 par value; authorized
   200,000,000 shares; none issued......................       --        --
  Common stock, $.01 par value; authorized 2,000,000,000
   shares; 493,443,987 shares issued at March 31,
   2001(2)..............................................       4.9       4.9
  Additional paid-in capital............................     911.8     808.5(1)
  Retained earnings.....................................   6,418.6   6,418.6
  Accumulated other comprehensive income................    (563.3)   (563.3)
  Treasury stock, at cost, 25,911,790 shares at March
   31, 2001.............................................  (1,494.0) (1,494.0)
                                                         ---------  --------
Total shareholders' equity..............................   5,278.0   5,174.7
                                                         ---------  --------
Total capitalization.................................... $ 8,964.2  $9,693.2
                                                         =========  ========

--------
(1) Reflects an adjustment of approximately $69.7 million representing the present value of the contract adjustment payments payable in connection with the purchase contracts underlying the FELINE PRIDES.
(2) Amounts exclude the common stock issuable upon settlement of the purchase contracts underlying the FELINE PRIDES, common stock issuable upon exercise of outstanding options, warrants and other convertible securities and common stock issuable as consideration in connection with previously announced acquisitions.

                              ACCOUNTING TREATMENT

      The net proceeds from the sale of the FELINE PRIDES will be allocated between the purchase contract and the notes on our financial statements. The present value of the FELINE PRIDES contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

      The FELINE PRIDES purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 on that purchase contract and will issue the requisite number of shares of common stock. The $50 we receive will be credited to shareholders' equity allocated between the common stock and paid-in-capital accounts.

      Before the issuance of common stock upon settlement of the purchase contracts, the FELINE PRIDES purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $71.47.

                        DESCRIPTION OF THE FELINE PRIDES

      The summary of the FELINE PRIDES and certain provisions of the related purchase contract agreement set forth below is not complete and is qualified in all respects by reference to that agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement forms a part.

      We will issue the FELINE PRIDES under the purchase contract agreement between the purchase contract agent and us. The FELINE PRIDES initially will consist of 28,000,000 Income PRIDES (32,200,000 Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $50.

      Each Income PRIDES will consist of a unit comprising:

      (1) a purchase contract pursuant to which

    . the holder will purchase from us no later than August 17, 2004, for the stated amount, a fraction of a newly issued share of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock,"

    . we will make unsecured contract adjustment payments to the holder at the rate of 1.845% of the $50 stated amount per year, paid quarterly, subject to our right to defer these payments; and

      (2) either

    .  a note having a principal amount equal to the stated amount, or

    . following a successful remarketing of the notes on the third business day immediately preceding May 17, 2004, or the occurrence of a tax event redemption prior to August 17, 2004, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

      "Applicable ownership interest" means, with respect to an Income PRIDES and the U.S. Treasury securities in the Treasury portfolio:

    . a 1/20, or 5.0%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 15, 2004; and

    . for the scheduled interest payment date on the notes that occurs on August 17, 2004, in the case of a successful remarketing of the notes, or for each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before August 17, 2004, in the case of a tax event redemption, a .0723% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

      For United States federal income tax purposes, the purchase price of each Income PRIDES will be allocated between the related purchase contract and the note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each note will be $50 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Income PRIDES, but not on the IRS.

      As long as a FELINE PRIDES is in the form of an Income PRIDES, the note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Income PRIDES will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contract.

Creating Growth PRIDES

      Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912820BK2) maturing on August 15, 2004, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made. This substitution will create Growth PRIDES, and the applicable notes will be released to the holder.

      Because Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 20 Income PRIDES. If the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of Income PRIDES may make substitutions only in multiples of 80,000 Income PRIDES, at any time on or prior to the second business day immediately preceding August 17, 2004. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable notes.

      Each Growth PRIDES will consist of a unit with a stated amount of $50 and will contain two components:

      (1) a purchase contract pursuant to which

    . the holder will purchase from us no later than August 17, 2004, for the stated amount, a fraction of a newly issued share of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock," and

    . we will make unsecured contract adjustment payments to the holder at the rate of 1.845% of $50 stated amount per year, paid quarterly, subject to our right to defer these payments; and

      (2) a 1/20, or 5.0%, undivided beneficial ownership interest in a Treasury security that matures on August 15, 2006 and has a principal amount at maturity of $1,000.

      For example, to create 20 Growth PRIDES if the Treasury portfolio has not replaced the notes as a component of the Income PRIDES, the Income PRIDES holder will:

    . deposit with the collateral agent a Treasury security that matures on August 15, 2004 and has a principal amount at maturity of $1,000, and

    . transfer 20 Income PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 20 notes relating to the 20 Income PRIDES.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 20 notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will

    .  cancel the 20 Income PRIDES,

    .  transfer the 20 related notes to the holder, and

    .  deliver 20 Growth PRIDES to the holder.

      The Treasury security will be substituted for the notes and will be pledged to the collateral agent to secure the holder's obligation to purchase our common stock under the related purchase contracts. The related notes released to the holder thereafter will trade separately from the resulting Growth PRIDES. Contract adjustment payments will be payable by us on these Growth PRIDES on each payment date from the later of August 17, 2001 and the last payment date on which contract adjustment payments were made. In addition, OID will accrue on the related Treasury securities.

Recreating Income PRIDES

      Unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 17, 2004, to substitute for the related Treasury securities held by the collateral agent notes in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder.

      Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 20 Growth PRIDES. If the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, holders of the Growth PRIDES may make this substitution at any time on or prior to the second business day immediately preceding August 17, 2004, but using the appropriate applicable ownership interest in the Treasury portfolio instead of notes and only in integral multiples of 80,000 Growth PRIDES.

      For example, to create 20 Income PRIDES, the Growth PRIDES holder will:

    . deposit with the collateral agent 20 notes, which notes must have been purchased in the open market at the holder's expense, and

    . transfer 20 Growth PRIDES certificates to the purchase contract agent accompanied by a notice stating that the Growth PRIDES holder has deposited 20 notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to those Growth PRIDES.

      Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then

    .  cancel the 20 Growth PRIDES,

    .  transfer the related Treasury security to the holder of Growth
       PRIDES, and

    .  deliver 20 Income PRIDES to the holder.

      The substituted notes will be pledged with the collateral agent to secure the Income PRIDES holder's obligation to purchase common stock under the related purchase contracts.

      Holders that elect to substitute pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

      Holders of Income PRIDES are entitled to receive aggregate cash payments at the rate of 7.625% of the $50 stated amount per year from and after the original issue date, payable quarterly in arrears. The quarterly payments on the Income PRIDES will consist of interest on the related note or cash distributions on the applicable ownership interest in the Treasury portfolio, as applicable, payable at the rate of 5.78% of the stated amount per year, and quarterly contract adjustment payments payable by us at the rate of 1.845% of the stated amount per year, subject to our right to defer the payment of such contract adjustment payments. In addition, OID for United States federal income tax purposes will accrue on the related notes.

      Holders who create Growth PRIDES will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 1.845% of the stated amount per year, subject to our right to defer the payments of such contract adjustment payments. In addition, OID will accrue on the related Treasury securities.

      Our obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to our senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The notes will be our senior unsecured obligations and will rank equal in right of payment with all of our other senior unsecured obligations. See "Description of Debt Securities" in the accompanying prospectus.

Voting and Certain Other Rights

      Holders of purchase contracts forming part of the Income PRIDES or Growth PRIDES, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

      The Income PRIDES have been approved for listing on the NYSE under the symbol "EDSPrI," subject to official notice of issuance. Unless and until substitution has been made as described in "--Creating Growth PRIDES" or "-- Recreating Income PRIDES," neither the note nor Treasury portfolio component of an Income PRIDES nor the Treasury security component of a Growth PRIDES will trade separately from Income PRIDES or Growth PRIDES. The note or Treasury portfolio component will trade as a unit with the purchase contract component of the Income PRIDES, and the Treasury security component will trade as a unit with the purchase contract component of the Growth PRIDES. If Growth PRIDES or notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may endeavor to cause the Growth PRIDES or notes to be listed on the exchange on which the Income PRIDES are then listed.

Miscellaneous

      We or our affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or notes which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

      The summary of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, indenture and supplemental indenture set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed as exhibits to the registration statement of which this prospectus supplement forms a part.

Purchase of Common Stock

      Each purchase contract underlying a FELINE PRIDES will obligate the holder of the purchase contract to purchase, and us to sell, on August 17, 2004, for an amount in cash equal to $50, the stated amount of the FELINE PRIDES, a fraction of a newly issued share of common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments," as follows:

    . if the applicable market value is equal to or greater than the threshold appreciation price of $71.47, which is approximately 20.5% above the reference price of $59.31, the settlement rate will be 0.6996, which is equal to the stated amount divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for the common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the date of settlement is the same as the applicable market value of the common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the date of settlement is the same as the applicable market value of the common stock;

    . if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value. Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the date of settlement is the same as the applicable market value of the common stock; and

    . if the applicable market value is less than or equal to the reference price, the settlement rate will be 0.8430, which is equal to the stated amount divided by the reference price. Accordingly, if the market price for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market value is the same as the applicable market value of the common stock. If the market price stays the same, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the date of settlement is the same as the applicable market value of the common stock.

      "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding August 17, 2004.

      "Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq Stock Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

      A "trading day" means a day on which the common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

      We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

      On the business day immediately preceding August 17, 2004, unless:

    . a holder of Income PRIDES or Growth PRIDES has settled the related purchase contracts upon the occurrence of a corporate transaction through the early delivery of cash to the purchase contract agent in the manner described under "--Early Settlement Upon Occurrence of Certain Corporate Transactions,"

    . a holder of Income PRIDES that include notes has settled the related purchase contracts with separate cash on the business day immediately preceding August 17, 2004 pursuant to prior notice given in the manner described under "--Notice to Settle with Cash,"

    . a holder of Income PRIDES has had the notes related to the holder's purchase contracts remarketed on the third business day immediately preceding May 17, 2004 in the manner described herein, or

    .  an event described under "--Termination" below has occurred,

then

    . in the case of Income PRIDES, unless the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law, and

    . in the case of Growth PRIDES or, in the event that the Treasury portfolio has replaced the notes as a component of the Income PRIDES as the result of a successful remarketing of the notes or a tax event redemption, in the case of Income PRIDES, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

      The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the FELINE PRIDES and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

      Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will be deemed to have:

    . irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the FELINE PRIDES, and

    . duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

      In addition, each beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of this interest, will be deemed to have agreed to treat

    . itself as the owner of the related notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, and

    . the notes as indebtedness for all United States federal income tax purposes.

Remarketing

      Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent and us, unless a tax event redemption has occurred, the notes of Income PRIDES holders will be remarketed on the third business day immediately preceding May 17, 2004.

      The remarketing agent will use its reasonable efforts to remarket these notes at an aggregate price of approximately 100.5% of the Treasury portfolio purchase price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of:

    . interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2004 in an aggregate amount equal to the principal amount of the notes included in Income PRIDES, and

    . interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the notes included in Income PRIDES if the interest rate on the notes was not reset as described in "Description of the Notes--Market Rate Reset."

The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligation to purchase our common stock under the purchase contracts.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding May 17, 2004 for the purchase of the Treasury portfolio described above for settlement on May 17, 2004.

      "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the notes will continue to be a component of Income PRIDES, and another remarketing may be attempted as described below.

      If the remarketing of the notes on the third business day preceding May 17, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding August 17, 2004 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding August 17, 2004.

      The remarketing agent will then use its reasonable efforts to remarket these notes at a price of approximately 100.5% of the aggregate principal amount of the notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes will be automatically applied to satisfy in full the Income PRIDES holders' obligations to purchase common stock.

      In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

      If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related notes, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the notes in accordance with applicable law and satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

      We will cause a notice of any failed remarketing to be published on the second business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, we will request, not later than seven nor more than 15 calendar days prior to a remarketing date, that the depositary notify its participants holding notes, Income PRIDES and Growth PRIDES of the remarketing, including, in the case of a second failed remarketing, the procedures that must be followed if a note holder wishes to exercise its right to put its note to us as described in this prospectus supplement. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.

Early Settlement Upon Occurrence of Certain Corporate Transactions

      If

    . we issue rights, warrants or options to holders of common stock, distribute to all holders of common stock evidences of indebtedness, shares of capital stock, securities, cash or other property or complete a tender or exchange offer, in each case under circumstances that would result in an adjustment to the settlement rate under clause (b), (d), (e) or (f) of the first paragraph under "--Anti-Dilution Adjustments" below, or

    . there shall occur certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, then, at any time from and after the date which is 15 days prior to the applicable transaction date until 15 days after the applicable transaction date, a holder of FELINE PRIDES may settle the related purchase contracts by presenting and surrendering the related FELINE PRIDES certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

    (1) in the case of Income PRIDES,

      . the stated amount times the number of purchase contracts being settled, plus

      . if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if we have elected to defer the contract adjustment payments which would otherwise be payable on the payment date, or

    (2) in the case of Growth PRIDES,

      . the stated amount times the number of purchase contracts being settled, plus

      . if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if we have elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

      "Applicable transaction date" means, with respect to the early settlement rights described above, (1) in the case of an issuance of rights, warrants or options or a distribution of indebtedness, capital stock, securities, cash or other property, the record date for determining stockholders entitled to receive such rights, warrants, options or distribution, (2) in the case of a tender or exchange offer, the expiration date of such tender or exchange offer and (3) in the case of a reclassification, consolidation, merger, sale or transfer or assets or other transaction pursuant to which the common stock is converted into the right to receive other securities, cash or property, the effective date of such reclassification, consolidation, merger, sale or transfer of assets or other transaction.

      Holders of Income PRIDES may settle early only in integral multiples of 20 Income PRIDES. If the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, holders of the Income PRIDES may settle early only in integral multiples of 80,000 Income PRIDES.

      Holders of Growth PRIDES may settle early only in integral multiples of 20 Growth PRIDES.

      So long as the FELINE PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

      Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

    . the holder will receive 0.6996 newly issued shares of common stock per Income PRIDES or Growth PRIDES, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments" below, accompanied by this prospectus supplement, as amended or stickered,

    . the notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Income PRIDES or Growth PRIDES will be transferred to the holder free and clear of our security interest,

    . the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited,

    . the holder's right to receive future contract adjustment payments will terminate, and

    . no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

      If the purchase contract agent receives a FELINE PRIDES certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of FELINE PRIDES by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

      Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the FELINE PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, we will cause the shares of common stock being purchased to be issued, and the related notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

      Upon determination that FELINE PRIDES holders are or will be entitled to settle their related purchase contracts early in accordance with the foregoing provisions, but in no event later than 20 days prior to the applicable transaction date, we will issue a press release and publish such information on our web site.

Notice to Settle With Cash

      Unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, a holder of Income PRIDES may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding August 17, 2004. A holder of an Income PRIDES wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Income PRIDES certificate evidencing the Income PRIDES at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding August 17, 2004. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding
August 17, 2004, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related note to satisfy in full, from the disposition of the note, the holder's obligation to purchase common stock under the related purchase contracts.

Contract Adjustment Payments

      Contract adjustment payments in respect of Income PRIDES and Growth PRIDES will be fixed at a rate per year of 1.845% of the stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from June 26, 2001 and will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing August 17, 2001.

      Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the FELINE PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under "-- Book-Entry System."

      If any date on which contract adjustment payments are to be made on the purchase contracts related to the FELINE PRIDES is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

      Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

      Upon any payment or distribution of assets of EDS to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the FELINE PRIDES shall be entitled to receive any contract adjustment payments with respect to any FELINE PRIDES.

      By reason of this subordination, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the FELINE PRIDES may receive less, ratably, than our other creditors. Contract payment adjustments on the FELINE PRIDES are also subordinated by operation of law to all indebtedness and other liabilities, including trade payables, of our subsidiaries.

      In addition, no payment of contract payment adjustments with respect to any FELINE PRIDES may be made if:

    . any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

    . any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the Purchase Contract Agent receives a written notice of such default from EDS or the holders of such senior indebtedness.

Option to Defer Contract Adjustment Payments

      We may, at our option and upon prior written notice to the holders of the FELINE PRIDES and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the FELINE PRIDES until no later than August 17, 2004. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 7.625% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

      In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until August 17, 2004, each holder of FELINE PRIDES will receive on August 17, 2004 in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

      We will not issue any fractional shares of common stock with respect to the payment of deferred contract adjustment payments on August 17, 2004. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under "--Purchase of Common Stock."

      In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not, and we will not permit any subsidiary of ours to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than

    . purchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

    . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

    . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

    . dividends or distributions in our capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of our capital stock),

    . redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

    . mandatory sinking fund payments with respect to any series of our preferred stock provided that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed 5% of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (2) our capital and surplus to be stated on our books of account after giving effect to such payment; provided, however, that any moneys deposited into any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the foregoing restrictions.

Anti-Dilution Adjustments

      The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

    (a) the payment of dividends and other distributions of common stock on common stock;

    (b) the issuance to all holders of common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than the current market price thereof;

    (c) subdivisions, splits and combinations of common stock;

    (d) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

    (e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of common stock multiplied by the number of shares of common stock then outstanding) on the date of the distribution; and

    (f) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of common stock made within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

      The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

      In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

      If at any time we make a distribution of property to our stockholders which would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of FELINE PRIDES.

      In addition, we may make increases in the settlement rate to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

      Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

      We will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

      Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination

      The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the FELINE PRIDES under the purchase contracts, including the right and obligation to purchase common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us. Upon any termination, the collateral agent will release the related notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

Pledged Securities and Pledge Agreement

      Pledged securities will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of FELINE PRIDES to purchase common stock under the related purchase contracts. The rights of holders of FELINE PRIDES to the related pledged securities will be subject to our security interest created by the pledge agreement.

      No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the pledged securities related to the Income PRIDES or Growth PRIDES from the pledge arrangement except

    . to substitute Treasury securities for the related notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, as provided for under "Description of the FELINE PRIDES--Creating Growth PRIDES,"

    . to substitute notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the FELINE PRIDES--Recreating Income PRIDES," or

    . upon the termination or early settlement of the related purchase contracts.

      Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Income PRIDES, unless the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related notes, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Growth PRIDES and each holder of Income PRIDES, if the Treasury portfolio has replaced the notes as a component of Income PRIDES as a result of a successful remarketing of the notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

      Except as described in "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement--General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the record date immediately preceding the date of payment.

Book Entry-System

      The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the FELINE PRIDES. The FELINE PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of FELINE PRIDES, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

      The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the FELINE PRIDES so long as the FELINE PRIDES are represented by global security certificates.

      The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

      Although the depositary has agreed to the foregoing procedure in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

      In the event that the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or an event of default under the purchase contract agreement or the indenture has occurred and is continuing, certificates for the FELINE PRIDES will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for FELINE PRIDES certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

      As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all FELINE PRIDES represented by these certificates for all purposes under the FELINE PRIDES and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the FELINE PRIDES represented by these certificates registered in their names, will not receive or be entitled to receive physical delivery of FELINE PRIDES certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any FELINE PRIDES represented by these certificates for any purpose under the FELINE PRIDES or the purchase contract agreement.

      All payments on the FELINE PRIDES represented by the global security certificates and all transfers and deliveries of related notes, Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

      Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on August 17, 2004 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

      The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

                  CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

      The summary of the purchase contract agreement and pledge agreement set forth below is not complete and is qualified in all respects by reference to those agreements, forms of which have been filed on exhibits to the registration statement of which this prospectus supplement forms a part.

General

      Distributions on the FELINE PRIDES will be payable, purchase contracts (and documents related to the FELINE PRIDES and purchase contracts) will be settled, and transfers of the FELINE PRIDES will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the FELINE PRIDES do not remain in book-entry form, payment of distributions on the FELINE PRIDES may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register.

      Shares of common stock will be delivered on August 17, 2004 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts--Termination"), in each case upon presentation and surrender of the FELINE PRIDES certificate at the office of the purchase contract agent.

      If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the FELINE PRIDES certificate evidencing the Income PRIDES or Growth PRIDES to the purchase contract agent on August 17, 2004, the shares of common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

      If the purchase contracts have terminated prior to August 17, 2004, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the FELINE PRIDES certificate evidencing the holder's Income PRIDES or Growth PRIDES to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the FELINE PRIDES certificate is presented or the holder provides the evidence and indemnity described above.

      The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

      No service charge will be made for any registration of transfer or exchange of the FELINE PRIDES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

      The purchase contract agreement will contain provisions permitting us and the purchase contract agent to modify the purchase contract agreement without the consent of the holders for any of the following purposes:

    .  to evidence the succession of another person to our obligations,

    .  to add to the covenants for the benefit of holders,

    . to evidence and provide for the acceptance of appointment of a successor purchase contract agent,

    . to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events, or

    . to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

      The purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

    .  change any payment date,

    . change the amount or type of pledged securities related to the purchase contract,

    . impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

    . change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments,

    . impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

    . reduce the number of shares of common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or

    . reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

      If any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

No Consent to Assumption

      Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will under the terms of the purchase contract agreement and the Income PRIDES or Growth PRIDES, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

      We will covenant in the purchase contract agreement that we will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) we are the continuing corporation or the successor entity is a corporation organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and the corporation expressly assumes our obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement and (2) we or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of our or its payment obligations under the purchase contracts, the notes, the purchase contract agreement, the pledge agreement, the indenture (including any supplemental indenture) and the remarketing agreement or in material default in the performance of any of our or its other obligations under these agreements.

Title

      We, the purchase contract agent and the collateral agent may treat the registered owner of any FELINE PRIDES as the absolute owner of the FELINE PRIDES for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of FELINE PRIDES Certificates

      In the event that physical certificates have been issued, any mutilated FELINE PRIDES certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. FELINE PRIDES certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen FELINE PRIDES certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the FELINE PRIDES evidenced by the certificate before a replacement will be issued.

      Notwithstanding the foregoing, we will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the business day immediately preceding August 17, 2004 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement FELINE PRIDES certificate following August 17, 2004, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Income PRIDES or Growth PRIDES evidenced by the certificate, or, if the purchase contracts have terminated prior to August 17, 2004, transfer the pledged securities included in the Income PRIDES or Growth PRIDES evidenced by the certificate.

Governing Law

      The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

      The Chase Manhattan Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the purchase contract agreement.

      The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

      The Chase Manhattan Bank maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

      First Union Trust Company, National Association will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     First Union Trust Company, National Association maintains commercial banking relationships with us.

Miscellaneous

     The purchase contract agreement will provide that we will pay all fees and expenses related to the offering of the FELINE PRIDES, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the FELINE PRIDES.

     However, holders who elect to substitute the related pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we will not be responsible for any of the fees or expenses.

                            DESCRIPTION OF THE NOTES

General

      The notes are an issue of the debt securities described in the accompanying prospectus. The notes will be issued as a separate series of securities under an Indenture dated as of August 12, 1996, as supplemented by a supplemental indenture between us and Chase Bank of Texas, National Association, as trustee. The notes are limited to $1,400,000,000 (or up to $1,610,000,000, if the underwriters exercise their over-allotment option in full) in aggregate principal amount. The notes will mature on August 17, 2006. The notes may not be redeemed prior to their stated maturity except as described below. The notes constitute senior debt securities as described in the accompanying prospectus. In addition to the notes, we may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the notes. The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read. Reference in this prospectus supplement to notes refers to our senior notes due August 17, 2006.

      The notes will not be subject to a sinking fund provision. Unless a tax event redemption has occurred prior to August 17, 2006, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest, on August 17, 2006. Except for a tax event redemption, the notes will not be redeemable by us.

      Notes forming a part of the Income PRIDES will be issued in certificated form, will be in denominations of $50 and integral multiples of $50, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the notes. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. We will appoint The Chase Manhattan Bank as the initial paying agent, transfer agent and registrar for the notes. We may at any time designate additional transfer agents and paying agents with respect to the notes, and may remove any transfer agent, paying agent or registrar for the notes. We will at all times be required to maintain a paying agent and transfer agent for the notes in the Borough of Manhattan, The City of New York.

      Any monies deposited with the trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any note and remaining unclaimed for two years after such principal or interest has become due and payable shall, at our request, be repaid to us or released from trust, as applicable, and the holder of the note shall thereafter look, as a general unsecured creditor, only to us for the payment thereof.

      The indenture does not contain provisions that afford holders of the notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

      Each note shall bear interest initially at the rate of 5.78% per year from the original issue date, payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an "interest payment date," commencing August 17, 2001, to the person in whose name the note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, OID for United States federal income tax purposes will accrue on the notes.

      The applicable interest rate on the notes will be reset on the third business day immediately preceding May 17, 2004 to the reset rate described below under "--Market Rate Reset," unless the remarketing of the notes on that date fails. If the remarketing of the notes on that date fails, the interest rate on the notes will not be reset at that time. However, in these circumstances, the interest rate on the notes outstanding on and after May 17, 2004 will be reset on the third business day immediately preceding August 17, 2004 to the reset rate described below.

      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Market Rate Reset

      The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding May 17, 2004 or August 17, 2004, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding May 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for the notes included in Income PRIDES to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts--Remarketing." In the case of a reset on the third business day immediately preceding August 17, 2004, the reset rate will be the rate determined by the reset agent as the rate the notes should bear in order for each note to have an approximate market value of 100.5% of the principal amount of the note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

      The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the notes, which will be two years or two and one-quarter years as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

      On the tenth business day immediately preceding May 17, 2004 or August 17, 2004, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to May 17, 2004 or August 17, 2004, as applicable, will be selected, and the reset spread to be added to the rate on the applicable benchmark Treasury in effect on the third business day immediately preceding May 17, 2004 or August 17, 2004, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. We will request, not later than seven nor more than 15 calendar days prior to the reset announcement date, that the depositary notify its participants holding notes, Income PRIDES or Growth PRIDES of the reset announcement date and of the procedures that must be followed if any owner of Income PRIDES wishes to settle the related purchase contract with cash on the business day immediately preceding August 17, 2004.

Optional Remarketing

      On or prior to the fifth business day immediately preceding May 17, 2004, in the case of the remarketing to be conducted on the third business day preceding May 17, 2004, or August 17, 2004, in the case of the remarketing, if any, to be conducted on the third business day preceding August 17, 2004, but no earlier than the payment date immediately preceding May 17, 2004 or August 17, 2004, as applicable, holders of notes that are not components of Income PRIDES may elect to have their notes remarketed in the same manner as notes that are components of Income PRIDES by delivering their notes along with a notice of this election to the collateral agent. The collateral agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding May 17, 2004 or August 17, 2004, as applicable.

Put Option Upon a Failed Remarketing

      If the remarketing of the notes on the third business day immediately preceding August 17, 2004 has occurred and has resulted in a failed remarketing, holders of notes following August 17, 2004 will have the right to put the notes to us on September 30, 2004, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

Tax Event Redemption

      If a tax event occurs and is continuing, we may, at our option, redeem the notes in whole, but not in part, at any time at a price, which we refer to as the redemption price, equal to, for each note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on notes which are due and payable on or prior to a redemption date will be payable to the holders of the notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the notes, the proceeds of the redemption will be payable in cash to the holders of the notes. If the tax event redemption occurs prior to May 17, 2004, or if the notes are not successfully remarketed on the third business day immediately preceding May 17, 2004, prior to August 17, 2004, the redemption price for the notes forming a part of the Income PRIDES will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The Treasury portfolio will be substituted for the notes and will be pledged to the collateral agent to secure the Income PRIDES holders' obligations to purchase our common stock under the purchase contracts.

      "Tax event" means the receipt by us of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Baker Botts L.L.P.) to the effect that there is more than an insubstantial risk that interest payable by us on the notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

      The Treasury portfolio to be purchased on behalf of the holders of Income PRIDES will consist of interest or principal strips of U.S. Treasury securities which mature on or prior to August 15, 2004 in an aggregate amount equal to the aggregate principal amount of the notes included in Income PRIDES and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date and on or before August 17, 2004, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the notes on that date if the interest rate of the notes was not reset on the applicable reset date.

      Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring after May 17, 2004, or August 17, 2004 if the remarketing of the notes on the third business day preceding May 17, 2004 resulted in a failed remarketing, "Treasury portfolio" shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of principal or interest strips of U.S. Treasury securities which mature on or prior to August 15, 2006 in an aggregate amount equal to the aggregate principal amount of the notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on aggregate principal amount of the notes outstanding on the tax event redemption date if the interest rate of the notes was not reset on the applicable reset date.

      "Redemption amount" means in the case of a tax event redemption occurring prior to May 17, 2004, or prior to August 17, 2004 if the remarketing of the notes on the third business day preceding May 17, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of notes included in Income PRIDES, and in the case of a tax event redemption date occurring on or after May 17, 2004, or August 17, 2004 if the remarketing of the notes on the third business day preceding May 17, 2004 resulted in a failed remarketing, for each note the product of the principal amount of the note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the notes outstanding on the tax event redemption date.

      "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

      "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes. In the event any notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange the notes to be redeemed.

Book-Entry and Settlement

      Notes which are released from the pledge following substitution or early settlement will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Income PRIDES, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

      In the event that

    . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

    . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

    . we determine in our sole discretion that we will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable or an event of default under the indenture has occurred and is continuing, certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the FELINE PRIDES, notes and common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with FELINE PRIDES, notes and common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase FELINE PRIDES upon original issuance. The tax treatment of a holder may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding FELINE PRIDES, notes, or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, OWNING, AND DISPOSING OF THE FELINE PRIDES OR NOTES OR COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

      No statutory, administrative or judicial authority directly addresses the treatment of FELINE PRIDES or instruments similar to FELINE PRIDES for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

      For purposes of this summary, the term "U.S. person" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation, regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

FELINE PRIDES

      Allocation of Purchase Price. Your acquisition of an Income PRIDE will be treated as an acquisition of a unit consisting of two components, the note and the purchase contract constituting such Income PRIDE. The purchase price of each Income PRIDE will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the note and the purchase contract. We will report the fair market value of each note as $50 and the fair market value of each purchase contract as $0. This position will be binding upon you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a FELINE PRIDES is acquired. Thus, absent such disclosure, you should allocate the purchase price for a FELINE PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

      Ownership of Notes or Treasury Securities. You will be treated as owning the notes or Treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively, for United States federal income tax purposes. EDS and, by virtue of your acquisition of FELINE PRIDES, you, agree to treat the notes or Treasury securities constituting a part of the FELINE PRIDES as owned by you for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the notes or Treasury securities are discussed below (see "--Notes," "--Treasury Securities" and "--Tax Event Redemption of Notes").

      Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES. If you sell, exchange or otherwise dispose of FELINE PRIDES in a taxable disposition (collectively, a "disposition"), you will be treated as having sold, exchanged or disposed of each of the purchase contract and the notes, the Treasury portfolio or the Treasury securities, that constitute such FELINE PRIDES, and the proceeds realized on such disposition would be allocated among the purchase contract and the notes, the Treasury portfolio or the Treasury securities in proportion to their respective fair market values. As a result, you generally will recognize gain or loss equal to the difference between the portion of the proceeds received by you which are allocable to the purchase contract and the notes, the Treasury portfolio or Treasury securities, as the case may be, and your adjusted tax bases in the purchase contract and the notes, the Treasury portfolio or Treasury securities, except to the extent that you are treated as receiving an amount with respect to accrued but unpaid interest on the Treasury portfolio, which amount will be treated as ordinary interest income, or to the extent you are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment, which may be treated as ordinary income, in each case to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if you held such FELINE PRIDES for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the notes are summarized under "--Notes--Sales, Exchanges or Other Taxable Dispositions of Notes."

      If the disposition of a FELINE PRIDES occurs when the purchase contract has negative value, you should be considered to have received additional consideration for the notes, Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from your obligation under the purchase contract. Because, as discussed below, any gain on the disposition of notes prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. You should consult your tax advisor regarding a disposition of a FELINE PRIDES at a time when the purchase contract has negative value.

      In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by you, but have not previously been included in your income, should either reduce your adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in a your income, but not received by you, should increase your adjusted tax basis in the purchase contract (see "Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

Notes

      The discussion in this section will apply to you if you hold Income PRIDES or notes.

      Classification of the Notes. In connection with the issuance of the notes, Baker Botts L.L.P., our counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the notes will be classified as indebtedness for United States federal income tax purposes. EDS and, by virtue of your acquisition of Income PRIDES, you, agree to treat the notes as indebtedness of EDS for all United States federal income tax purposes.

      Original Issue Discount. Because of the manner in which the interest rate on the notes is reset, the notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations. We intend to treat the notes as such, and the remainder of this discussion assumes that the notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require you, regardless of your usual method for tax accounting, to use an accrual method with respect to the notes, (2) for all accrual periods through May 17, 2004, and possibly for accrual periods thereafter, to require you to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the notes. See "--Sale, Exchange or Other Taxable Dispositions of Notes."

      You will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the notes. The comparable yield of the notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the notes (which rate will exceed the current interest payments on the notes). We have determined that the comparable yield is 6.305% and the projected payments for the notes per $50 of principal amount are $.41 on August 17, 2001, $.72 for each subsequent quarter ending on or prior to May 17, 2004 and $.88 for each quarter ending after May 17, 2004. We have also determined that the projected payment for the notes, per $50 of principal amount, at the maturity date is $50.88 (which includes the stated principal amount of the notes as well as the final projected interest payment). The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each note, per $50 of principal amount, at the beginning of the first accrual period will be $50.00, and the adjusted issue price of each note at the beginning of each subsequent accrual period will be equal to $50.00, increased by any original issue discount previously accrued by you on such note and decreased by the amount of any projected payments on such note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the note.

      If after May 17, 2004, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference with respect to a period as an adjustment for that period.

      You are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If you decide to use your own comparable yield and projected payment schedule, you must explicitly disclose this fact and the reason that you have used your own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to your timely filed United States federal income tax return for the taxable year that includes the date of your acquisition of the note.

      The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes and does not constitute a projection or representation as to the amounts that you will actually receive as a result of owning notes or Income PRIDES.

      Adjustment to Tax Basis in Notes. Your tax basis in a note will be increased by the amount of original issue discount included in income with respect to the note and decreased by the amount of projected payments with respect to the note through the computation date.

      Sales, Exchanges or Other Taxable Dispositions of Notes. You will recognize gain or loss on a disposition of a note (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by you on the disposition of the note and your adjusted tax basis in such note. Selling expenses incurred by you, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by you upon a disposition of a note. Gain recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of your prior inclusions of original issue discount on the note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treasury Securities

      The discussion in this section will apply to you if you hold Growth PRIDES or Treasury securities.

      Original Issue Discount. If you hold Growth PRIDES, you will be required to treat your ownership interest in the Treasury securities comprising a Growth PRIDES as an interest in a bond that was originally issued on the date you acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by you will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. You will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of your method of tax accounting and in advance of the receipt of cash attributable to such OID. Your adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in your gross income.

      Sales, Exchanges or Other Taxable Dispositions of Treasury
Securities. As discussed below, in the event that you obtain the release of Treasury securities by delivering notes to the collateral agent, you generally will not recognize gain or loss upon such substitution. You will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by you on such disposition and your adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

      Contract Adjustment Payments and Deferred Contract Adjustment
Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to you when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to you. You should consult your tax advisor concerning the treatment of contract adjustment payments and deferred contract adjustments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

      The treatment of contract adjustment payments and deferred contract adjustment payments could affect your adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by you upon the sale or disposition of a FELINE PRIDES or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments (i) which have been included in your income, but which have not been paid to you, should increase your adjusted tax basis in the purchase contract and (ii) which have been paid to you, but which have not been included in your income, should either reduce your adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract," "FELINE PRIDES--Sales, Exchanges or Other Taxable Dispositions of FELINE PRIDES" and "--Termination of Purchase Contract."

      Acquisition of Common Stock Under a Purchase Contract. You generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid to you in lieu of a fractional share of common stock. Your aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus your adjusted tax basis in the purchase contract (if any), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

      Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by you when received. Any such dividend will be eligible for the dividends received deduction if you are an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

      Upon a disposition of common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if you held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Early Settlement of Purchase Contract. You will not recognize gain or loss on the receipt of your proportionate share of notes, Treasury securities or the Treasury portfolio upon early settlement of a purchase contract, and you will have the same adjusted tax basis in such notes, Treasury securities or the Treasury portfolio as before such early settlement.

      Termination of Purchase Contract. If a purchase contract terminates, you will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and your adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if you held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the notes, Treasury securities or Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such notes, Treasury securities or Treasury portfolio as before such distribution.

      Adjustment To Settlement Rate. You might be treated as receiving a constructive dividend distribution from EDS if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of FELINE PRIDES in EDS's assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

Substitution of Treasury Securities to Create or Recreate Growth PRIDES

      If you hold Income PRIDES and deliver Treasury securities to the collateral agent in substitution for notes, you generally will not recognize gain or loss upon your delivery of such Treasury securities or your receipt of the notes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and notes, and your adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

Substitution of Notes to Recreate Income PRIDES

      If you hold Growth PRIDES and deliver notes to the collateral agent in substitution for Treasury securities, you generally will not recognize gain or loss upon your delivery of such notes or your receipt of the Treasury securities. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to such Treasury securities and notes, and your adjusted tax bases in the Treasury securities, the notes and the purchase contract will not be affected by such delivery and release.

Remarketing and Tax Event Redemption of Notes

      A remarketing or tax event redemption will be a taxable event for holders of notes which will be subject to tax in the manner described under "Notes-- Sales, Exchanges or Other Taxable Dispositions of Notes."

      Ownership of Treasury Portfolio. In the event of a remarketing of the notes on the third business day preceding May 17, 2004 or a tax event redemption prior to the purchase contract settlement date, EDS and, by virtue of your acquisition of Income PRIDES, you, agree to treat the Treasury portfolio constituting a part of your Income PRIDES as owned by you for United States federal income tax purposes. In such a case, you will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for all United States federal income tax purposes. The remainder of this summary assumes that holders of Income PRIDES will be treated as the owners of the applicable ownership interest of the Treasury portfolio constituting a part of such Income PRIDES for United States federal income tax purposes.

      Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the notes on the third business day preceding May 17, 2004 or a tax event redemption prior to purchase contract settlement date, you will be required to treat your pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to your pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Income PRIDES. You will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of your method of accounting. The portion of each scheduled interest payment to you in respect of the Treasury portfolio which exceeds the amount of such OID will be treated as a return of your investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

      In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), you will generally be required to include OID in income as it accrues only if you are an accrual basis taxpayer. If you are an accrual basis taxpayer, you would generally accrue such OID on a straight-line basis, unless you make an election to accrue such OID on a constant yield to maturity basis.

      Tax Basis of the Treasury Portfolio. The initial tax basis of your applicable ownership interest in the Treasury portfolio will equal your pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. Your adjusted tax basis in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

Backup Withholding Tax and Information Reporting

      Unless you are an exempt recipient, such as a corporation, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, FELINE PRIDES, notes, purchase contracts, treasury securities, the treasury portfolio, or common stock, may be subject to information reporting and may also be subject to United States federal backup withholding tax at the rate of 31%, if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

   CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

      The following discussion applies to you if you are a holder other than a "U.S. person" as defined in the third paragraph of "Certain Federal Income Tax Consequences," above. Special rules may apply to you if you are a "controlled foreign corporation", "passive foreign investment company" or "foreign personal holding company" and are subject to special treatment under the Code. If you are such an entity, you should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you.

      United States Federal Withholding Tax. The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the notes, treasury securities or treasury portfolio provided that:

    . you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

    . you are not a controlled foreign corporation that is related to us through stock ownership;

    . you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

    . (a) you provide your name and address on an IRS Form W-8BEN (or a suitable successor form), and certify, under penalties of perjury, that you are not a United States person or (b) a financial institution holding the FELINE PRIDES on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or a suitable successor form) from the beneficial owner and provides us with a copy.

We do not intend to withhold on payments of principal and interest if these requirements are met.

      We generally will withhold tax at a rate of 30% on the dividends paid on the shares of our common stock acquired under the purchase contract and on the contract adjustment payments made with respect to the purchase contract. However, if a treaty applies, you may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by you within the United States (or, where a tax treaty applies, are attributable to a United States permanent establishment maintained by you), are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

      In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the FELINE PRIDES, notes, purchase contracts, treasury securities or our common stock acquired under the purchase contracts.

      In general, no backup withholding will be required with respect to payments made by us with respect to the FELINE PRIDES, the notes, or the contract adjustment payments if you have provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of FELINE PRIDES, notes, treasury securities and our common stock made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

      United States Federal Income Tax. If you are engaged in a trade or business in the United States (or, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount) on the notes, original issue discount on the treasury securities, dividends on our common stock and, to the extent they constitute taxable income, contract adjustment payments from the purchase contracts are effectively connected with the conduct of that trade or business (or if a treaty applies, of that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax), on the interest, original issue discount, dividends and contract adjustment payments on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax.

      Any gain or income realized on the disposition of a FELINE PRIDES, a purchase contract, a note, a treasury security or our common stock acquired under the purchase contract generally will not be subject to United States federal income tax unless:

    . that gain or income is effectively connected with your conduct of a trade or business in the United States;

    . you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

    . in the case of purchase contracts or our common stock, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

      We do not believe that we are currently a "U.S. real property holding corporation" for United States federal income tax purposes, and we think it is unlikely that we will become one, although there can be no assurance that this will be the case. In any event, if we were to become a U.S. real property holding corporation, so long as our common stock continued to be regularly traded on an established securities market, (1) you would not be subject to U.S. federal income tax on the disposition of a purchase contract (that is a part of a FELINE PRIDES) if on the day you acquired the purchase contracts, the purchase contracts you acquired had a fair market value less than the fair market value of five percent of our common stock or of the outstanding purchase contracts and (2) you will generally not be subject to U.S. federal income tax on the disposition of our common stock if you held (at all times during the shorter of the five year period preceding the date of disposition or your holding period) less than five percent of the total outstanding shares of our common stock.

                                  UNDERWRITING

      We intend to offer the Income PRIDES through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and Credit Suisse First Boston Corporation are acting as representatives of the underwriters named below. Subject to the terms and conditions in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of Income PRIDES set forth opposite their names below.

                                                                      Number of
                                                                        Income
              Underwriter                                               PRIDES
              -----------                                             ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated........................................... 13,300,000
     Salomon Smith Barney Inc. ......................................  9,660,000
     Credit Suisse First Boston Corporation..........................  3,360,000
     ABN AMRO Incorporated...........................................    280,000
     CIBC World Markets Corp. .......................................    280,000
     Goldman, Sachs & Co. ...........................................    280,000
     Invemed Associates LLC..........................................    280,000
     SG Cowen Securities Corporation.................................    280,000
     Wit SoundView Corporation.......................................    280,000
                                                                      ----------
          Total...................................................... 28,000,000
                                                                      ==========

      The underwriters have agreed to purchase all of the Income PRIDES sold pursuant to the purchase agreement if any of the Income PRIDES are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

      The underwriters are offering the Income PRIDES, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Income PRIDES, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The underwriters have advised us that they propose initially to offer the Income PRIDES to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.90 per Income PRIDES. The underwriters may allow, and the dealers may reallow, a discount not in excess of $.10 per Income PRIDES to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

      The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to us. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                            Per
                                           Income
                                           PRIDES Without Option  With Option
                                           ------ --------------  -----------
     Public offering price................ $50.00 $1,400,000,000 $1,610,000,000
     Underwriting discount................  $1.50    $42,000,000    $48,300,000
     Proceeds, before expenses, to EDS.... $48.50 $1,358,000,000 $1,561,700,000

Overallotment Option

      We have granted an option to the underwriters to purchase up to an additional 4,200,000 Income PRIDES at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase approximately the same percentage of additional Income PRIDES as the number set forth next to the underwriter's name in the preceding table bears to the total number of Income PRIDES set forth next to the names of all underwriters in the preceding table.

No Sale of Similar Securities

      We have agreed, with some exceptions, not to directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. on behalf of the underwriters, for a period of 90 days after the date of this prospectus supplement:

    . offer, pledge, sell or contract to sell any FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities,

    . sell any option or contract to purchase any FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities,

    . purchase any option or contract to sell any FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities,

    . grant any option, right or warrant for the sale of any FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities,

    . lend or otherwise dispose of or transfer any FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of FELINE PRIDES, purchase contracts, common stock or any similar securities or any security convertible into such securities.

      This agreement does not apply to issuances under our employee or director compensation plans or our employee or shareholder investment plans or to issuances as consideration in connection with previously announced acquisitions. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., in their sole discretion, may jointly release any of the securities subject to these lock-up agreements at any time without notice.

New York Stock Exchange Listing

      The Income PRIDES are a new issue of securities with no established trading market. The Income PRIDES have been approved for listing on the NYSE, subject to official notice of issuance. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

      This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing.

Price Stabilization and Short Positions

      Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PRIDES or shares of our common stock. However, the representatives may engage in transactions that stabilize the price of the Income PRIDES or our common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or our common stock.

      In connection with the offering, the representatives may make short sales of our Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, the representatives will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which they may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representatives must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Income PRIDES or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the representatives to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and our common stock or preventing or retarding a decline in the market price of the Income PRIDES and our common stock. As a result, the prices of the Income PRIDES and our common stock may be higher than they would otherwise be in the absence of these transactions.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Prospectus

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of their internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to their online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

Other Relationships

      In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                                 LEGAL MATTERS

      Certain legal matters with respect to the offering of the securities will be passed on for us by Baker Botts L.L.P., Dallas, Texas, and for the underwriters by Shearman & Sterling, New York, New York. James A. Baker, III, a partner of Baker Botts L.L.P., is a member of our board of directors.

PROSPECTUS

                                 [LOGO OF EDS]

                                 $4,000,000,000

                      Electronic Data Systems Corporation

                                Debt Securities
                                  Common Stock
                                Preferred Stock
                               Depositary Shares
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units

   We will provide the specific terms of the securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities. We may sell the securities, or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities. Our common stock is listed on the New York Stock Exchange under the symbol "EDS."

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this prospectus is June 13, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   1
Electronic Data Systems Corporation........................................   1
Disclosure About Forward-Looking Statements................................   1
Where You Can Find More Information........................................   2
Information We Incorporate by Reference....................................   2
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Description of Capital Stock...............................................  18
Description of Depositary Shares...........................................  24
Description of Warrants....................................................  26
Description of Stock Purchase Contracts and Stock Purchase Units...........  27
Plan of Distribution.......................................................  29
Legal Matters..............................................................  30
Experts....................................................................  30

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $4.0 billion or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

   The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

   References in this prospectus to the terms "we," "us" or "EDS" or other similar terms mean Electronic Data Systems Corporation, unless we state otherwise or the context indicates otherwise.

                      ELECTRONIC DATA SYSTEMS CORPORATION

   We have been a leader in the global information technology (IT) services industry for almost 40 years. We provide strategy, implementation, and hosting services and solutions for clients managing the complexities of the digital economy, bringing together the world's best technologies to address our clients' critical business imperatives. Our end-to-end portfolio of services integrates our four lines of business--Information Solutions, Business Process Management, E.solutions and A.T. Kearney--to help clients solve complex business issues and achieve results with technology. Our seven Global Industry Groups--Communications, Energy, Financial, Government, Health Care, Manufacturing and Retail, and Transportation--work with each of our lines of business and client executive teams to most effectively position us within our target markets.

   Electronic Data Systems Corporation was incorporated in Delaware in 1994 and, at the time of our split-off from General Motors Corporation in 1996, we became the successor to the business and operations of the Texas corporation that had been incorporated under the same name in 1962. In 1984, GM acquired all of the capital stock of the Texas corporation, which before that time had been an independent, publicly-held corporation. As a result of the split-off, we once again became an independent, publicly-held corporation with our common stock listed for trading on the New York Stock Exchange and the London Stock Exchange.

   As of December 31, 2000, we employed approximately 122,000 persons. Our principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105, telephone number: (972) 604-6000.

                  DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus contains or incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements. Those factors include:

  . competition in our lines of business and its effect on pricing, revenues, and margins;

  .  the financial performance of current and future client contracts;

  . with respect to client contracts accounted for under the percentage-of-completion method of accounting, the performance of such contracts in accordance with our cost estimates;

  . our ability to improve productivity and achieve synergies from acquired businesses;

  . the degree to which third parties continue to outsource information technology and business processes;

  .  the cost of attracting and retaining highly skilled personnel;

  .  changes in interest rates and foreign currency exchange rates; and

  . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   These and other factors are discussed in our reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the pubic reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our web site at www.eds.com. We do not intend for information contained in our web site to be part of this prospectus.

                    INFORMATION WE INCORPORATE BY REFERENCE

   The SEC allows us to incorporate by reference the information we file with them, which means:

  .  incorporated documents are considered part of the prospectus;

  . we can disclose important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update this prospectus.

   We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the year ended December 31, 2000;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .  Current Report on Form 8-K filed June 4, 2001; and

  . the description of our common stock and preferred stock purchase rights contained in our Registration Statement on Form 8-A filed with the SEC on May 29, 1996.

   We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities terminates.

   You may request a copy of any of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by telephoning or writing us at the following address:
   EDS Investor Relations--Mailstop H1-2D-05
   5400 Legacy Drive
   Plano, Texas 75024-3105
   Telephone Number: (972) 605-8933

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

  .  reduction or refinancing of debt or other corporate obligations;

  .  acquisitions;

  .  capital expenditures; and

  .  working capital.

   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

                                     For the Years Ended
                                         December 31,
            For the Three Months   ------------------------
            Ended March 31, 2001   2000 1999 1998 1997 1996
            --------------------   ---- ---- ---- ---- ----
                  6.4x             4.4x 2.3x 3.6x 3.8x 2.8x

   The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:

  . earnings consist of earnings before income taxes, cumulative effect of a change in accounting principle, minority interest in consolidated subsidiaries, and undistributed equity in income (losses) of affiliates, plus distributed income of equity investees, and fixed charges, less capitalized interest; and

  . fixed charges consist of total interest expense, including capitalized interest, dividends on redeemable preferred stock of subsidiaries and a portion of rentals for real and personal property deemed to be representative of the interest component of rent expense.

   We did not have any preferred stock outstanding during the periods presented above. There were no preferred stock dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES

   This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   Our unsecured senior debt securities will be issued under an Indenture, dated as of August 12, 1996, between us and Chase Bank of Texas, National Association (formerly Texas Commerce Bank National Association), as trustee, or another indenture to be entered into by us and that or another trustee. The unsecured subordinated debt securities will be issued under a separate indenture to be entered into by us and that or another trustee.

   A copy of the August 12, 1996, senior debt indenture has been previously filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part, and is incorporated by reference into this prospectus. Another form of senior debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. A form of the subordinated debt indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference into this prospectus. You should refer to the applicable indenture for more specific information. In addition, you should consult the applicable prospectus supplement for particular terms of our debt securities.

   The indentures will not limit the amount of debt securities that we may issue, and will permit us to issue securities from time to time in one or more series. The debt securities will be unsecured obligations of EDS. We currently conduct substantially all of our operations through subsidiaries, and the holders of debt securities (whether senior or subordinated debt securities) will be effectively subordinated to the creditors of our subsidiaries. This means that creditors of our subsidiaries will have a claim to the assets of our subsidiaries that is superior to the claim of our creditors, including holders of our debt securities.

   Generally, we will pay the principal of, premium, if any, and interest on our registered debt securities either at an office or agency that we maintain for that purpose or, if we elect, we may pay interest by mailing a check to your address as it appears on our register (or, at the election of the holder, by wire transfer to an account designated by the holder). Except as may be provided otherwise in the applicable prospectus supplement, no payment on a bearer security will be made by mail to an address in the United States or by wire transfer to an account in the United States. Except as may be provided otherwise in the applicable prospectus supplement, we will issue our debt securities only in fully registered form without coupons, generally in denominations of $1,000 or integral multiples of $1,000. We will not apply a service charge for a transfer or exchange of our debt securities, but we may require that you pay the amount of any applicable tax or other governmental charge.

   The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

      1. the title of the debt securities;

      2. whether they are senior debt securities or subordinated debt securities;

      3. the total amount of the debt securities authorized and the amount outstanding, if any;

      4. any limit on the aggregate principal amount of the debt securities offered through that prospectus supplement;

      5. the identity of the person to whom we will pay interest if it is anybody other than the noteholder;

      6. when the principal of the debt securities will mature;

      7. the interest rate or the method for determining it, including any procedures to vary or reset the interest rate;

      8. when interest will be payable, as well as the record dates for determining to whom we will pay interest;

      9. where the principal of, premium, if any, and interest on the debt securities will be paid;

     10. any obligation of ours to redeem, repurchase or repay the debt securities under any mandatory or optional sinking funds or similar arrangements and the terms of those arrangements;

     11. when the debt securities may be redeemed if they are redeemable, as well as the redemption prices, and a description of the terms of redemption;

     12. whether we have any obligation to redeem or repurchase the debt securities at the holder's option;

     13. the denominations of the debt securities, if other than $1,000 or an integral multiple of $1,000;

     14. the amount that we will pay the holder if the maturity of the debt securities is accelerated, if other than their principal amount;

     15. the currency in which we will make payments to the holder and, if a foreign currency, the manner of conversion from United States dollars;

     16. any index we may use to determine the amount of payment of principal of, premium, if any, and interest on the debt securities;

     17. whether the debt securities will be issued in electronic, global or certificated form;

     18. if the debt securities will be issued only in the form of a global note, the name of the depositary or its nominee and the circumstances under which the global note may be transferred or exchanged to someone other than the depositary or its nominee;

     19. the applicability of the legal defeasance and covenant defeasance provisions in the applicable indenture;

     20. any additions or changes to events of default and, in the case of subordinated debt securities, any additional events of default that would result in acceleration of their maturity;

     21. whether the debt securities will be issued as registered securities or bearer securities and, if the debt securities are bearer securities, whether coupons will be attached, whether and to whom any additional interest payments shall be made, the circumstances, if any, under which the bearer debt securities may be exchanged for registered debt securities;

     22. any additions or changes to the covenants relating to permitted consolidations, mergers or sales of assets or otherwise;

     23. if any debt securities do not bear interest, the dates for any required reports to the trustee;

     24. the amount that will be deemed to be the principal amount of the debt securities as of a particular date before maturity if the principal amount payable at the stated maturity date will not be able to be determined on that date;

     25. whether the debt securities will be convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

     26. the terms of any repurchase or remarketing rights of third parties;
  and

     27. any other terms of the debt securities.

   Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if our debt securities are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to any series of debt securities, including original issue discount debt, will be described in the prospectus supplement in which we offer those debt securities.

   We will have the ability under the indenture to reopen a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

   We will comply with Section 14(e) under the Exchange Act and any other tender offer rules under the Exchange Act that may then apply to any obligation we may have to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

Subordination of Subordinated Debt Securities

   Debt securities of a series may be subordinated to senior indebtedness to the extent set forth in the prospectus supplement relating to the subordinated debt securities. The definition of "senior indebtedness" will include, among other things, senior debt securities and will be specifically set forth in that prospectus supplement.

   Subordinated debt securities of a particular series and any coupons relating to those debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to those subordinated debt securities, to the prior payment of all of our indebtedness that is designated as senior indebtedness with respect to that series.

   Upon any payment or distribution of our assets to creditors or upon a total or partial liquidation or dissolution of EDS or in a bankruptcy, receivership, or similar proceeding relating to EDS or our property, holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities and, until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that these holders may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities), all as described in the applicable prospectus supplement.

   Unless otherwise provided in an applicable prospectus supplement, we may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if:

  . any principal, premium, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity); or

  . any other default on senior indebtedness occurs and the maturity of that senior indebtedness is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the senior indebtedness has been paid in full in cash, or we and the trustee receive written notice approving the payment from the representatives of each issue of specified senior indebtedness as described in the applicable prospectus supplement.

   Unless otherwise provided in an applicable prospectus supplement, during the continuance of any default (other than a default described in the preceding paragraph) with respect to any senior indebtedness pursuant to which the maturity of that senior indebtedness may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for such periods after notice of the default from the representative of specified senior indebtedness as shall be specified in the applicable prospectus supplement.

   By reason of this subordination, in the event of insolvency, our creditors who are holders of senior indebtedness or holders of any indebtedness or preferred stock of our subsidiaries, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default

   Except as may be provided otherwise in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

  . failure to pay interest on our debt securities of that series (or any payment with respect to the related coupons, if any) for thirty days past the applicable due date;

  . failure to pay principal of, or premium, if any, on our debt securities of that series when due (whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise);

  . failure to make any sinking fund payment on debt securities of that series when due;

  . failure to perform any other covenant or agreement in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of our debt securities, which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

  . acceleration of more than $50,000,000 of our indebtedness under the terms of the applicable debt instrument if the acceleration is not rescinded or the indebtedness is not paid within 10 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the debt securities of that series as provided in the indenture;

  . specified events relating to our bankruptcy, insolvency or reorganization; and

  . any other event of default provided with respect to debt securities of that series.

   An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

   If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% of the aggregate principal amount of that series may declare the principal amount of and interest on all of the debt securities of that series to be due and payable immediately, except that if an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the applicable indenture, then the principal of and interest on the debt securities shall become due and payable immediately without any act by the trustee or any holder of debt securities. If the securities were issued at an original issue discount, less than the stated principal amount may become payable.

   Before the acceleration of the maturity of the debt securities of any series, the holders of a majority in aggregate principal amount of the debt securities of that series may, on behalf of the holders of all debt securities and any related coupons of that series, waive any past default or event of default and its consequences for that series, except (1) a default in the payment of the principal, premium, or interest with respect to those debt securities or (2) a default with respect to a provision of the applicable indenture that cannot be amended without the consent of each holder affected by the amendment. In case of a waiver of a default, that default shall cease to exist, any event of default arising from that default shall be deemed to have been cured for all purposes, and EDS, the trustee, and the holders of the senior debt securities of that series will be restored to their former positions and rights under the indenture.

   The trustee under an indenture will, within 90 days after the occurrence of a default known to it with respect to a series of debt securities, give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series known to it, unless the defaults have been cured or waived before the giving of the notice, but the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of those debt securities, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of that series or in the making of any sinking fund payment with respect to the debt securities of that series.

   A holder may institute a suit against us for enforcement of such holder's rights under the applicable indenture, for the appointment of a receiver or trustee, or for any other remedy only if the following conditions are satisfied:

  . the holder gives the trustee written notice of a continuing event of default with respect to a series of our debt securities held by that holder;

  . holders of at least 25% of the aggregate principal amount of that series make a request, in writing, and offer reasonable indemnity, to the trustee for the trustee to institute the requested proceeding;

  . the trustee does not receive direction contrary to the holder's request within 60 days following such notice, request and offer of indemnity under the terms of the applicable indenture; and

  . the trustee does not institute the requested proceeding within 60 days following such notice.

   The indentures will require us every year to deliver to the trustee a statement as to performance of our obligations under the indentures and as to any defaults.

   A default in the payment of any of our debt securities, or a default with respect to our debt securities that causes them to be accelerated, may give rise to a cross-default under our credit facilities or other indebtedness.

Satisfaction and Discharge of the Indentures

   An indenture will generally cease to be of any further effect with respect to a series of debt securities if:

  . we have delivered to the applicable trustee for cancellation all debt securities of that series (with certain limited exceptions); or

  . all debt securities and coupons of that series not previously delivered to the trustee for cancellation have become due and payable, and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all of those debt securities and coupons;

and if, in either case, we also pay or cause to be paid all other sums payable under the applicable indenture by us.

Legal Defeasance and Covenant Defeasance

   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:

  . legal defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or

  . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.

   If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.

   Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:

  . we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;

  . we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;

  . 123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

  . no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;

  .  the deposit is not a default under any other agreement binding on us;

  . we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  . we deliver to the trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

  . we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.

Modification and Waiver

   We may enter into supplemental indentures for the purpose of modifying or amending an indenture with the consent of holders of at least a majority in aggregate principal amount of each series of our outstanding debt securities affected. However, unless otherwise provided in the applicable prospectus supplement, the consent of all of the holders of our debt securities that are affected by any modification or amendment is required for any of the following:

  . to reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

  . to reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any interest payment to be made with respect to any debt security or coupon;

  . to reduce the principal of or change the stated maturity of principal of, or any installment of principal of or interest on, any debt security or reduce the amount of principal of any original issue discount security that would be due and payable upon declaration of acceleration of maturity;

  . to reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

  . to make any debt security payable in a currency other than that stated in that debt security;

  . to release any security that may have been granted with respect to the debt securities;

  . to make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;

  . to change any obligations provided for in the indenture to pay any additional interest with respect to bearer securities;

  . to limit our obligations to maintain a paying agency outside the United States for payment on bearer securities or limit our obligation to redeem certain bearer securities;

  . to change any place of payment where any debt security or any premium or interest thereon is payable;

  . to modify the subordination provisions of our subordinated debt securities in a manner adverse to holders;

  . to make any change that adversely affects the right to convert or exchange any debt security into or for other securities, whether or not issued by us, cash or property in accordance with its terms;

  . to impair the right to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any debt security (or in the case of redemption, on or after the date fixed for redemption); or

  . to modify any of the above provisions of the indenture, except to increase the percentage in principal amount of debt securities of any series whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

   In addition, we and the trustee with respect to an indenture may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes (in addition to any other purposes specified in an applicable prospectus supplement):

  . to evidence that another person has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the debt securities;

  . to surrender any of our rights or powers under the indenture, to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture;

  . to cure any ambiguity or to make corrections to the indenture, any supplemental indenture, or any debt securities, or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of debt securities of any series;

  . to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

  . to add to or change any of the provisions of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium, or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as none of these actions adversely affects the interests of the holders of debt securities or any coupons of any series in any material respect or permits the issuance of debt securities of any series in uncertificated form;

  . to add guarantees with respect to the debt securities or to secure the debt securities;

  . to make any change that does not adversely affect the rights of any holder of a series of debt securities under the indenture;

  . to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as the addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of that provision nor modify the rights of the holders of that debt security with respect to that provision or (2) become effective only when there is none of that debt security outstanding;

  . to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as necessary to provide for the administration of the indenture by more than one trustee; and

  . to establish the form or terms of debt securities and coupons of any series.

Certain Covenants

   Except as may be provided otherwise in the applicable prospectus supplement, we will be bound by certain restrictions in connection with the issuance of debt securities. Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "--Certain Covenants--Restrictions on Secured Debt," "--Restrictions on Sales and Leasebacks," and "--Consolidation, Merger and Sale of Assets," the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to the events of default described above or covenants of ours contained in an indenture, including any addition of a covenant or other provision providing event risk or similar protection.

 Certain Definitions

   Unless otherwise provided in the applicable prospectus supplement, the following terms will mean as follows for purposes of covenants that may be applicable to any particular series of debt securities.

   "Attributable Debt" means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (i) the greater of (a) the fair value of the Real Property subject to the arrangement (as determined by us) or (b) the net proceeds of the sale of the Real Property to the lender or investor by (ii) a fraction, the numerator of which is the number of months in the unexpired initial term of the lease of the Real Property and the denominator of which is the number of months in the full initial term of such lease. Sale and leaseback transactions with respect to Real Property financed by obligations issued by a state or local governmental unit (whether or not tax exempt) will not be included in any calculation of Attributable Debt.

   "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting
(1) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of EDS and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

   "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

   "Real Property" means any real property, and any building, structure or other facility thereon, located in the United States (excluding its territories and possessions, but including Puerto Rico), that EDS or any Subsidiary owns or leases and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Net Tangible Assets. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon (1) which comprises our former and current corporate headquarters in Dallas and Plano, Texas, respectively; (2) that is financed by obligations issued by a state or local governmental unit (whether or not tax exempt); and (3) which if not owned or leased by EDS or any Subsidiary, in the opinion of our board of directors, would not have a material adverse effect on the business conducted by EDS and its Subsidiaries as an entirety.

   "Restricted Subsidiary" means any Subsidiary (except a Subsidiary engaged principally in financing the operations of EDS or its Subsidiaries, or both, outside the United States) that owns a Real Property and either (1) has more than 50% of its net sales and operating revenues during the preceding four calendar quarters derived from, or more than 50% of its operating properties located in, the United States (excluding its territories and possessions, but including Puerto Rico), or (2) has more than 50% of its assets consisting of securities of other Restricted Subsidiaries.

   "Subsidiary" means a corporation, association, partnership or other entity of which EDS or one or more Subsidiaries of EDS own, directly or indirectly, 80% or more of the outstanding voting interest.

 Restrictions on Secured Debt

   Unless otherwise provided in the applicable prospectus supplement, EDS will not, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a pledge of, or mortgage or other lien on, any Real Property or on any shares of stock or Debt of any Restricted Subsidiary (such pledges, mortgages and other liens being hereinafter called "Mortgage" or "Mortgages"), without providing that the debt securities shall be secured equally and ratably with (or prior to) such secured Debt.

   Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply if, after giving effect to the secured Debt, the aggregate amount of all such Debt so secured together with all Attributable Debt of EDS and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than sale and leaseback transactions in which the net proceeds of the Real Property is applied to retire debt securities or certain other Debt) involving Real Properties would not exceed 10% of EDS' Consolidated Net Tangible Assets.

   Unless otherwise provided in the applicable prospectus supplement, this obligation will not apply to, and there will be excluded in computing secured Debt for the purpose of the restriction, Debt secured by:

  .  Mortgages existing on the execution date of the applicable indenture;

  . Mortgages on property, stock, or Debt of any corporation, partnership, association or other entity existing at the time that corporation, partnership, association or other entity becomes a Restricted Subsidiary or obligor under the Indenture;

  . Mortgages in favor of EDS or a Restricted Subsidiary by a Restricted Subsidiary;

  . Mortgages in favor of the United States of America or any state thereof, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

  . Mortgages on property, stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price, construction cost or development cost created or assumed within 360 days after such acquisition or completion of construction or development; and

  . any extension, renewal or refinancing (or successive extensions, renewals or refinancings), as a whole or in part, of any of the foregoing; provided, however, that (1) such extension, renewal or refinancing Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed or refinanced (plus improvements on such property) and (2) the principal amount of Debt secured by such Mortgage is not increased in an amount exceeding 105% thereof.

 Restrictions on Sales and Leasebacks

   Unless otherwise provided in the applicable prospectus supplement, neither EDS nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Real Property, completion of construction and commencement of full operation of which has occurred more than 360 days previously, unless either:

  . EDS or the Restricted Subsidiary could create Debt secured by a Mortgage on the Real Property under the restrictions described under "-- Restrictions on Secured Debt" above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  . EDS or the Restricted Subsidiary, within 120 days, applies to the retirement of the debt securities or other Debt of EDS or any of its Restricted Subsidiaries maturing more than one year after the sale or transfer of an amount equal to the net proceeds of the sale of the Real Property sold and leased pursuant to that arrangement.

   This restriction will not apply to any sale leaseback transaction between EDS and a Restricted Subsidiary or between Restricted Subsidiaries or involving the taking back of a lease for a period of three years or less.

Consolidation, Merger and Sale of Assets

   Unless otherwise provided in the applicable prospectus supplement, our indentures prohibit us from consolidating with or merging into another business entity, or transferring or leasing substantially all of our assets, unless:

  .  we are the continuing entity in the case of a merger; or

  . the surviving or acquiring entity is a U.S. corporation and it expressly assumes our obligations with respect to our debt securities by executing a supplemental indenture;

  . immediately after giving effect to the transaction, no default or event of default would occur or be continuing;

  . the successor company waives any right to redeem any bearer security under circumstances in which the successor company would be entitled to redeem the bearer security but we would have not been entitled to redeem that bearer security if the consolidation, merger or sale had not occurred; and

  . we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, or sale complies with the indenture.

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

Conversion or Exchange Rights

   If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

  .  the type of securities into which they may be converted or exchanged;

  .  the conversion price or exchange ratio, or its method of calculation;

  .  whether conversion or exchange is mandatory or at your election;

  .  how and when the conversion price or exchange ratio may be adjusted; and

  .  any other important terms concerning the conversion or exchange rights.

Global Securities

   Our debt securities may be issued in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement. If so, each global security will be issued in the denomination of the aggregate principal amount of securities that it represents. Unless and until it is exchanged in whole or in part for debt securities that are in definitive registered form, a global security may not be transferred or exchanged except as a whole to the depositary, another nominee of the depositary, or a successor of the depositary or its nominee. The applicable prospectus supplement will describe this concept more fully.

   The specific material terms of the depositary arrangement with respect to any portion of a series of our debt securities that will be represented by a global security will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to our depositary arrangements.

   Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of our debt securities represented by the global security to the accounts of participating institutions that have accounts with the depositary or its nominee. The underwriters or agents engaging in the distribution of our debt securities, or we, if we are offering and selling our debt securities directly, will designate the accounts to be credited. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of our securities receive physical certificates, which may impair a holder's ability to transfer its beneficial interests in global securities.

   While the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner of all of our debt securities represented by the global security for all purposes under the indentures. Generally, if a holder owns beneficial interests in a global security, that holder will not be entitled to have our debt securities registered in that holder's own name, and that holder will not be entitled to receive a certificate representing that holder's ownership. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

   The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

   Generally, we will make payments on our debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustee, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

   Generally, a global security may be exchanged for certificated debt securities only in the following instances:

  . the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and a successor is not appointed within 90 days;

  . we determine in our sole discretion that we will no longer have debt securities represented by a global securities or that we will permit global securities to be exchanged for certificated debt securities.

   The following is based on information furnished to us:

     Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company ("DTC") will act as depositary for securities issued in the form of global securities. Global securities will be issued only as fully-registered securities registered in the name of Cede & Co., which is DTC's nominee. One or more fully-registered global securities will be issued for these securities representing in the aggregate the total number of these securities, and will be deposited with or on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers. Access to the DTC system is also available to others, known as indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC's records. The ownership interest of each actual purchaser of each security, commonly referred to as the beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities issued in the form of global securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in these securities, except if use of the book-entry system for such securities is discontinued.

     DTC has no knowledge of the actual beneficial owners of the securities issued in the form of global securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping accounts of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Any redemption notices need to be sent to DTC. If less than all of the securities of a series or class are being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each participant.

     Although voting with respect to securities issued in the form of global securities is limited to the holders of record, when a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to such securities. Under its usual procedures, DTC would mail an omnibus proxy to the issuer of the securities as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such securities are credited on the record date, identified in a listing attached to the omnibus proxy.

     Payments in respect of securities issued in the form of global securities will be made by the issuer of such securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or EDS, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to DTC are the responsibility of the issuer of the applicable securities, disbursement of such payments to direct participants is the responsibility of DTC, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as depositary with respect to any securities at any time by giving reasonable notice to the issuer of such securities. If a successor depositary is not obtained, individual security certificates representing such securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC or a successor depositary.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their obligations as described in this prospectus or under the rules and procedures governing their operations.

     Debt securities may be issued as registered securities (which will be registered as to principal and interest in the register maintained by the registrar for those senior debt securities) or bearer securities (which will be transferable only by delivery). If debt securities are issuable as bearer securities, certain special limitations and considerations will apply, as set forth in the applicable prospectus supplement.

Our Senior Debt Trustee

   The current trustee for our senior debt securities is The Chase Manhattan Bank, which performs services for us in the ordinary course of business. The Chase Manhattan Bank is also the trustee under a prior indenture between us and The Chase Manhattan Bank and acts as a depositary for funds of, performs certain other services for, and transacts other banking business with us and certain of our subsidiaries in the normal course of its business. The Chase Manhattan Bank is a participating lender under our current credit facility, a counterparty in some of our foreign exchange transactions, and a paying agent for our domestic commercial paper programs. We may engage additional or substitute trustees with respect to particular series of our debt securities.

Governing Law

   The indentures and the debt securities will be governed by the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 2,200,000,000 shares of stock, including:

  . 2,000,000,000 shares of common stock, $0.01 par value per share, of which 467,907,984 shares were issued and outstanding as of April 30, 2001; and

  . 200,000,000 shares of preferred stock, $0.01 par value per share, including 15,000,000 shares that have been designated as Series A Junior Participating Preferred Stock, $0.01 par value per share, in connection with our rights agreement, of which no shares are currently issued or outstanding.

Common Stock

   This section describes the general terms of our common stock. For more detailed information, you should refer to our restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC. These documents are also incorporated by reference into this prospectus.

   Holders of our common stock are entitled to one vote per share with respect to each matter submitted to a vote of our stockholders, subject to voting rights that may be established for shares of our preferred stock, if any. Except as may be provided in connection with our preferred stock or as otherwise may be required by law or our restated certificate of incorporation, our common stock is the only capital stock entitled to vote in the election of directors. Our common stock does not have cumulative voting rights.

   Subject to the rights of holders of our preferred stock, if any, holders of our common stock are entitled to receive dividends and distributions lawfully declared by our board of directors. If we liquidate, dissolve, or wind up our business, whether voluntarily or involuntarily, holders of our common stock will be entitled to receive any assets available for distribution to our stockholders after we have paid or set apart for payment the amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series of preferred stock.

   The outstanding shares of our common stock are fully paid and nonassessable. Our common stock does not have any preemptive, subscription or conversion rights. We may issue additional shares of our authorized common stock as it is authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designation as well as our restated certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

   Our board of directors has been authorized to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

  .  the designation of the series;

  .  the number of shares within the series;

  . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

  . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

  . whether the shares are redeemable, the redemption price and the terms of redemption;

  . the amount payable to you for each share you own if we dissolve or liquidate;

  . whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

  . any restrictions on issuance of shares in the same series or any other series;

  .  voting rights applicable to the series of preferred stock; and

  .  any other rights, preferences or limitations of such series.

   Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

   Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Rights Agreement

   Attached to each share of our common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01, at a price of $200.00 per one one-hundredth of a share of Series A Junior Participating Preferred Stock, subject to adjustment. The rights expire on March 12, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by us.

   The rights represented by the certificates for our common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

  . ten days after a person or group, called an "acquiring person," acquires beneficial ownership of 10% or more of our common stock; or

  . ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 10% or more of our outstanding common stock.

   The earlier of these two dates is called the "distribution date." Separate certificates for the rights will be mailed to holders of record of our common stock as of the distribution date. The rights could then begin trading separately from our common stock.

   Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that we are acquired in a merger, consolidation, or other business combination transaction or more than 50% of our assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

   At any time after the acquisition by the acquiring person of beneficial ownership of 10% or more of the outstanding shares of our common stock and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of our common stock, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

   The rights are redeemable in whole, but not in part, at $0.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights.

   The number of outstanding rights, the exercise price payable, and the number of shares of Series A Junior Participating preferred stock or other securities or property issuable upon exercise of the rights are subject to customary adjustments from time to time to prevent dilution.

   The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination that our board of directors approves.

   The shares of Series A Junior Participating Preferred Stock purchasable upon exercise of the right will rank junior to all other series of our preferred stock, if any, or any similar stock that specifically provides that it ranks prior to the shares of Series A Junior Participating Preferred Stock. The shares of Series A Junior Participating Preferred Stock will be nonredeemable. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, if, as and when declared, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of the shares of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of our common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A Junior Participating Preferred Stock purchasable upon the exercise of each right should approximate the value of one share of our common stock.

   The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of March 12, 1996, between us and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See "Where You Can Find More Information" for information on how to obtain a copy.

Limitation on Directors' Liability

   Our restated certificate of incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in our restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Section 203 of the Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law prohibits a defined set of transactions between a Delaware corporation, such as us, and an "interested stockholder." An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term "business combination" is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder's proportionate share ownership in the corporation.

   This prohibition is effective unless:

  . The business combination is approved by the corporation's board of directors prior to the time the interested stockholder becomes an interested stockholder;

  . The interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

  . The business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203 in 1996.

Special Charter and Bylaw Provisions

   Our amended and restated bylaws contain provisions requiring that advance notice be delivered to us of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, such advance notice provisions provide that the stockholder must give written notice to our Secretary not less than 90 days nor more than 270 days before the scheduled date of the annual meeting of our stockholders. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the bylaws. Such requirement is in addition to those set forth in the regulations adopted by the SEC under the Exchange Act. Our restated certificate of incorporation provides that, subject to any rights of holders of preferred stock to elect one or more directors, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Our directors may be removed only for cause.

   The restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the Board or by the board of directors, but may not be called by stockholders. The amended and restated bylaws may be amended by the board of directors or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of our outstanding capital stock entitled to vote in the election of directors.

   The restated certificate of incorporation also contains a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of our outstanding capital stock, referred to as "related person." The "fair price" provision requires the affirmative vote of the holders of:

  .  at least 80% of our voting stock; and

  . at least 66 2/3% of our voting stock not beneficially owned by the related person, to approve certain transactions between the related person and us or our subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of our assets or our subsidiaries having a fair market value of at least $10 million, any transfer or issuance of our securities, the assets of or the securities of our subsidiaries, any adoption of a plan or proposal by us of our voluntary liquidation or dissolution, certain reclassifications of our securities or recapitalizations or certain other transactions, in each case involving the related person.

   This voting requirement will not apply to certain transactions, including:

  . any transaction in which the consideration to be received by the holders of each class of capital stock is:

    . the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier; or

    . not less in amount than the highest per share price paid by the related person for shares of such class; or

  . any transaction approved by our continuing directors (as defined in the restated certificate of incorporation).

   This provision could have the effect of delaying or preventing change in control in a transaction or series of transactions that did not satisfy the "fair price" criteria.

   The provisions of the restated certificate of incorporation relating to our board of directors, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the amended and restated bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock entitled to vote for the election of directors.

   The foregoing provisions of the restated certificate of incorporation and the amended and restated bylaws, together with the rights agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company serves as the registrar and transfer agent for the common stock.

Stock Exchange Listing

   Our common stock is listed on the New York Stock Exchange and the London Stock Exchange. The trading symbol for our common stock on these exchanges is "EDS."

                        DESCRIPTION OF DEPOSITARY SHARES

General

   We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you.

Dividends and Other Distributions

   If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

   If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

   Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

   The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

   Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

   The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

                            DESCRIPTION OF WARRANTS

General Description of Warrants

   We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

Debt Warrants

   The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

  .  the title of the warrants;

  .  the offering price for the warrants, if any;

  .  the aggregate number of the warrants;

  . the designation and terms of the debt securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  . if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  . the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  . the dates on which the right to exercise the warrants will commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  .  information relating to book-entry procedures, if any;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .  anti-dilution provisions of the warrants, if any;

  .  redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .  any other information we think is important about the warrants.

Stock Warrants

   The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  .  the title of the warrants;

  .  the offering price for the warrants, if any;

  .  the aggregate number of the warrants;

  . the designation and terms of the common stock or preferred stock that maybe purchased upon exercise of the warrants;

  . if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  . the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  . the dates on which the right to exercise the warrants commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .  antidilution provisions of the warrants, if any;

  .  redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .  any other information we think is important about the warrants.

Exercise of Warrants

   Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

   Until you exercise your warrants to purchase our debt securities, preferred stock, or common stock, you will not have any rights as a holder of our debt securities, preferred stock, or common stock, as the case may be, by virtue of your ownership of warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

   We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, in a rights offering, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

  .  the terms of the offering;

  .  the names of any underwriters or agents;

  .  the name or names of any managing underwriter or underwriters;

  .  the purchase price or initial public offering price of the securities;

  .  the net proceeds from the sale of the securities;

  .  any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  .  any discounts or concessions allowed or reallowed or paid to dealers;
     and

  .  any commissions paid to agents.

Sale through Underwriters or Dealers

   If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

   If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

   We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

   We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Remarketing Arrangements

   Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

   We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

                                 LEGAL MATTERS

   Except as set forth in the applicable prospectus supplement, Vinson & Elkins L.L.P., Dallas, Texas, will pass upon the validity of our debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts and stock purchase units.

                                    EXPERTS

   The consolidated financial statements and schedule of EDS as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated in this prospectus and the Registration Statement by reference in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

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                           28,000,000 FELINE PRIDES(SM)
              (Initially Consisting of 28,000,000 Income PRIDES(SM))

                                 [LOGO OF EDS]

                      Electronic Data Systems Corporation

                            -----------------------

                             PROSPECTUS SUPPLEMENT

                            -----------------------


                              Merrill Lynch & Co.

                              Salomon Smith Barney

                           Credit Suisse First Boston


                  (SM)Service mark of Merrill Lynch & Co., Inc.

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